                                                                  EXHIBIT 10.61





                                  $425,000,000



                                CREDIT AGREEMENT


                                  dated as of


                                  May 20, 1996


                                     among


                              The AES Corporation,


                            The Banks Listed Herein,


                               Barclays Bank PLC,
                   Morgan Guaranty Trust Company of New York
                                      and
                        Union Bank of California, N.A.,,
                               as Fronting Banks,


                                      and

                   Morgan Guaranty Trust Company of New York,
                                    as Agent

                               TABLE OF CONTENTS*



                                                                                               Page


                                   ARTICLE I

                                  DEFINITIONS


    SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    SECTION 1.02.  Accounting Terms and Determinations  . . . . . . . . . . . . . . . . . . .  18


                                   ARTICLE II

                                  THE CREDITS


    SECTION 2.01.  Commitments to Lend  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    SECTION 2.02.  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    SECTION 2.03.  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    SECTION 2.04.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 2.05.  Maturity of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 2.06.  Interest Rates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    SECTION 2.07.  Fees.  (a) Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . .  32
    SECTION 2.08.  Termination or Reduction of Commitments  . . . . . . . . . . . . . . . . .  32
    SECTION 2.09.  Mandatory Repayments of the Loans and Cash
                     Collateralization of Letters of Credit   . . . . . . . . . . . . . . . .  33
    SECTION 2.10.  Optional Prepayment of the Loans   . . . . . . . . . . . . . . . . . . . .  33
    SECTION 2.11.  General Provisions as to Payments  . . . . . . . . . . . . . . . . . . . .  34
    SECTION 2.12.  Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    SECTION 2.13.  Computation of Interest and Fees   . . . . . . . . . . . . . . . . . . . .  35
    SECTION 2.14.  Cash Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . .  35


                                  ARTICLE III

                                   CONDITIONS


    SECTION 3.01.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    SECTION 3.02.  AES Finance Addition Date  . . . . . . . . . . . . . . . . . . . . . . . .  38
    SECTION 3.03.  Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





- --------------------

     *The Table of Contents is not a part of this Agreement.

                                                                                               Page



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


    SECTION 4.01.  Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . .  40
    SECTION 4.02.  Corporate and Governmental Authorization; No Contravention   . . . . . . .  40
    SECTION 4.03.  Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    SECTION 4.04.  Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    SECTION 4.05.  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    SECTION 4.06.  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    SECTION 4.07.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    SECTION 4.08.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    SECTION 4.09.  Material AES Entities  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    SECTION 4.10.  Not an Investment Company  . . . . . . . . . . . . . . . . . . . . . . . .  43
    SECTION 4.11.  Public Utility Holding Company Act   . . . . . . . . . . . . . . . . . . .  43
    SECTION 4.12.  Representations in Subsidiary Guaranty True and Correct  . . . . . . . . .  44
    SECTION 4.13.  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    SECTION 4.14.  Existing Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . .  44


                                   ARTICLE V

                                   COVENANTS


    SECTION 5.01.  Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    SECTION 5.02.  Payment of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . .  48
    SECTION 5.03.  Maintenance of Property; Insurance   . . . . . . . . . . . . . . . . . . .  48
    SECTION 5.04.  Conduct of Business and Maintenance of Existence   . . . . . . . . . . . .  48
    SECTION 5.05.  Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    SECTION 5.06.  Inspection of Property, Books and Records  . . . . . . . . . . . . . . . .  49
    SECTION 5.07.  Limitations on Project Exposure  . . . . . . . . . . . . . . . . . . . . .  49
    SECTION 5.08.  Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 5.09.  Minimum Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . .  51
    SECTION 5.10.  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    SECTION 5.11.  Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    SECTION 5.12.  Limitations on Investments, Guarantees and Commitments to Invest   . . . .  52
    SECTION 5.13.  Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    SECTION 5.14.  Consolidations, Mergers and Sales of Assets  . . . . . . . . . . . . . . .  55
    SECTION 5.15.  Use of Proceeds; Clean-Up Periods  . . . . . . . . . . . . . . . . . . . .  56
    SECTION 5.16.  Cash Flow Coverage   . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                                                               Page

    SECTION 5.17.  Cash Flow to Total Debt Ratio  . . . . . . . . . . . . . . . . . . . . . .  56
    SECTION 5.18.  Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . .  56


                                   ARTICLE VI

                                    DEFAULTS


    SECTION 6.01.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    SECTION 6.02.  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 6.03.  Cash Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61


                                  ARTICLE VII

                                   THE AGENT


    SECTION 7.01.  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 7.02.  Agent and Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 7.03.  Action by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 7.04.  Consultation with Experts  . . . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 7.05.  Liability of Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    SECTION 7.06.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    SECTION 7.07.  Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    SECTION 7.08.  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 7.09.  Agent's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63


                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES


    SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair   . . . . . . . .  63
    SECTION 8.02.  Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    SECTION 8.03.  Increased Cost and Reduced Return  . . . . . . . . . . . . . . . . . . . .  64
    SECTION 8.04.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    SECTION 8.05.  Domestic Loans Substituted for Affected Euro-Dollar Loans  . . . . . . . .  68


                                   ARTICLE IX

                                    GUARANTY


    SECTION 9.01.  The Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    SECTION 9.02.  Guaranty Unconditional   . . . . . . . . . . . . . . . . . . . . . . . . .  69

                                                                                               Page

    SECTION 9.03.  Discharge Only Upon Payment In Full;
                     Reinstatement In Certain Circumstances   . . . . . . . . . . . . . . . .  70
    SECTION 9.04.  Waiver by AES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    SECTION 9.05.  Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    SECTION 9.06.  Stay of Acceleration   . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    SECTION 9.07.  Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . .  71


                                   ARTICLE X

                                 MISCELLANEOUS


    SECTION 10.01.  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    SECTION 10.02.  No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    SECTION 10.03.  Expenses; Indemnification   . . . . . . . . . . . . . . . . . . . . . . .  72
    SECTION 10.04.  Sharing of Set-Offs   . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    SECTION 10.05.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .  73
    SECTION 10.06.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . .  74
    SECTION 10.07.  Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    SECTION 10.08.  Governing Law; Submission to Jurisdiction   . . . . . . . . . . . . . . .  76
    SECTION 10.09.  Counterparts; Integration; Effectiveness  . . . . . . . . . . . . . . . .  76
    SECTION 10.10.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    SECTION 10.11.  Fronting Bank Obligations   . . . . . . . . . . . . . . . . . . . . . . .  77



Appendix

Pricing Schedule

Schedule I -         Existing Debt

Schedule II -        Existing Liens

Schedule III -       Existing Agreements with Affiliates

Schedule IV -        Existing Letters of Credit

Schedule V  -        Non-Conforming Letter of Credit

Exhibit A -          Note

Exhibit B -          Subsidiary Guaranty

Exhibit C -          Closing Date Opinion of the General

                       Counsel of AES Borrowers

Exhibit D -          Opinion of Davis Polk & Wardwell,
                       Special Counsel for the Agent

Exhibit E -          AES Finance Addition Date Opinion of
                       the General Counsel of AES

Exhibit F -          Opinion of Counsel to AES Finance in
                       AES Finance's Jurisdiction of
                       Incorporation

Exhibit G -          Assignment and Assumption Agreement

Exhibit H -          Form of Extension Agreement

                                CREDIT AGREEMENT


             AGREEMENT dated as of May 20, 1996 among THE AES CORPORATION, the BANKS listed on the signature pages hereof, BARCLAYS BANK PLC, MORGAN GUARANTY TRUST COMPANY OF NEW YORK and UNION BANK OF CALIFORNIA, N.A., as Fronting Banks, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

             The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

             SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

             "Additional Permitted Subordinated Debt Indenture" means the indenture or other agreement pursuant to which any Additional Permitted Subordinated Debt is issued, as the same may, subject to Section 5.11, be amended, modified or supplemented and in effect from time to time.

             "Additional Permitted Subordinated Debt" means Debt of AES (other than Debt evidenced by the Existing Subordinated Notes) (i) in an aggregate principal amount of not more than $225,000,000 and (ii) which does not require any payment of principal prior to December 31, 2002 and which has subordination provisions no less favorable to the Banks than those applicable to the Existing Subordinated Notes and other terms and provisions applicable to AES and its Subsidiaries that are no more restrictive in any material respect (including, without limitation, covenants and events of default) than those applicable to the Existing Subordinated Notes or otherwise acceptable to the Required Banks.

             "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.06(b).

             "Adjusted Parent Operating Cash Flow" means, for any period, (i) Parent Operating Cash Flow for such period less (ii) the sum of the following expenses (determined without duplication), in each case to the extent paid by a

Borrower during such period and regardless of whether any such amount was accrued during such period:

             (A) development expenses;

             (B) income tax expenses of AES and its Subsidiaries; and

             (C) corporate overhead expenses.

             "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to AES) duly completed by such Bank.

             "AES" means The AES Corporation, a Delaware corporation, and its successors.

             "AES Coral Reef" means AES Coral Reef, Inc., a limited liability company organized and existing under the laws of The Cayman Islands, and its successors.

             "AES Deepwater" means AES Deepwater, Inc., a Delaware corporation and a Subsidiary of AES, and its successors.

             "AES Electric" means Applied Energy Services Electric Limited, an English corporation, and its successors.

             "AES Finance" means a single Wholly-Owned Consolidated Subsidiary of AES organized under the laws of The British Virgin Islands, The Netherlands or The Cayman Islands and designated by AES in writing as AES Finance, and the successors of such Subsidiary.

             "AES Finance Addition Date" means the date on or after the Closing Date on which the Agent shall have received the documents specified in or pursuant to Section 3.02.

             "AES Hawaii" means AES Hawaii Management Company, Inc., a Delaware corporation and a Subsidiary of AES, and its successors.

             "AES Light" means AES Light, Inc., a Delaware corporation and a Subsidiary of AES, and its successors.

             "AES Light Non-Recourse Facility" means the Reimbursement Agreement dated as of May 20, 1996 between AES

Light and Morgan Guaranty Trust Company of New York, as LC Issuer, as amended.

             "AES March 1996 Form 10-Q" means AES's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1996, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

             "AES Management Group" means (i) individuals who are members of the board of directors or officers of AES or the president of any Material AES Entity, (ii) their respective spouses, children, grandchildren, siblings and parents, (iii) trusts established for the sole or principal benefit of Persons described in clauses (i) and (ii) above, (iv) heirs, executors, administrators and personal or legal representatives of Persons described in clauses (i) and
(ii) above, and (v) any corporation or other Person that is controlled by, and the majority equity interests in which is directly owned by, Persons described in clauses (i) and (ii) above.

             "AES 1995 Form 10-K" means AES's annual report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

             "AES Oklahoma" means AES Oklahoma Management Co., Inc., a Delaware corporation and a Subsidiary of AES, and its successors.

             "AES Placerita" means AES Placerita, Inc., a Delaware corporation and an indirect Subsidiary of AES, and its successors.

             "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls AES (a "Controlling Person") or
(ii) any Person (other than AES or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

             "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

             "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domes-tic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

             "Asset Disposition" has the meaning set forth in the Existing Subordinated Note Indenture.

             "Assignee" has the meaning set forth in Section 10.06(c).

             "Automatic Acceleration Event" means the occurrence, with respect to either Borrower, of any of the Events of Default listed in clauses (g) and
(h) of Section 6.01.

             "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.06(c), and their respective successors.

             "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

             "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

             "Borrower" means (i) prior to the AES Finance Addition Date, AES and (ii) from and after the AES Finance Addition Date, AES or AES Finance, as the context may require; prior to the AES Finance Addition Date, "Borrowers" means AES and from and after the AES Finance Addition Date, "Borrowers" means AES and AES Finance.

             "Borrowing" means a borrowing hereunder consisting of Loans made to a single Borrower at the same time by the Banks pursuant to Article II. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

             "Cash Collateral Account" has the meaning set forth in Section
2.14.

             "Cash Flow Coverage Ratio" means, for any period, the ratio of (i) Adjusted Parent Operating Cash Flow for such period to (ii) Corporate Charges for such period.

             "Cash Flow to Total Debt Ratio" means, on any date, the ratio of
(i) Adjusted Parent Operating Cash Flow for the period of four consecutive fiscal quarters ended on, or most recently prior to, such date to (ii) Debt of the Borrowers at such date.

             "Closing Date" means the date on or after the Effective Date on which the Agent shall have received the fees and documents specified in or pursuant to Section 3.01.

             "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank in the Appendix hereto, as such amount may be reduced from time to time pursuant to Section 2.08.

             "Consolidated Debt" means at any date the Debt of AES and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

             "Consolidated Net Income" means for any period the consolidated net income (or loss) of AES and its Consolidated Subsidiaries for such period.

             "Consolidated Subsidiary" means at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

             "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of AES and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to June 30, 1995 in the book value of any asset owned by AES or a Consolidated Subsidiary, (ii) all Investments made after June 30, 1995 in unconsolidated Subsidiaries and all equity investments made after such date in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization costs, capitalized project development costs and other intangible assets.

             "Corporate Charges" means, for any period, the sum of the following amounts (determined without duplication), in each case to the extent paid by a Borrower during such period and regardless of whether any such amount was accrued during such period:

             (A)  interest expense of any Borrower for such period;

             (B)  rental expense of any Borrower for such period; and

             (C)  dividends paid on AES's capital stock during such period.

             "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations (whether contingent or non-contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

             "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

             "Designated Transaction" means the transaction between AES and AES Deepwater described in the memorandum dated August 24, 1995 from AES to the Banks.

             "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

             "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to AES and the Agent.

             "Domestic Loan" means a Loan to be made by a Bank as a Domestic Loan in accordance with the applicable Notice of Borrowing or pursuant to
Article VIII.

             "Effective Date" means the date this Agreement becomes effective in accordance with Section 10.09.

             "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

             "ERISA Group" means AES, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with AES or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

             "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

             "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to AES and the Agent.

             "Euro-Dollar Loan" means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

             "Euro-Dollar Margin" has the meaning set forth in Section 2.06(b).

             "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.06(b).

             "Event of Default" has the meaning set forth in Section 6.01.

             "Existing Convertible Subordinated Debentures" means AES's 6 1/2% Convertible Subordinated Debentures due 2002 issued pursuant to the Existing Convertible Subordinated Debenture Indenture.

             "Existing Convertible Subordinated Debenture Indenture" means the Indenture dated as of March 1, 1992 between AES and Morgan Guaranty Trust Company of New York, as Trustee, relating to the Existing Convertible Subordinated Debentures, as such Indenture may, subject to Section 5.11, be amended, modified or supplemented and in effect from time to time.

             "Existing Credit Facility" means the Credit Agreement dated as of September 8, 1995 among AES, the banks listed therein, Barclays Bank PLC and Union Bank as fronting banks and as managing-agents, Banque Nationale de Paris, Credit Lyonnais, New York Branch, The First National Bank of Chicago, The Industrial Bank of Japan Trust Company, NationsBank, N.A. (Carolinas), The Sanwa Bank Limited, New York Branch, Standard Chartered Bank and Toronto Dominion (New York), Inc., as Co-Agents, and Morgan Guaranty Trust Company of New York, as agent, as amended.

             "Existing Letter of Credit" means a Letter of Credit (as defined in the Existing Credit Facility) issued by Barclays Bank PLC or Union Bank under the Existing Credit Facility that is outstanding on the Effective Date.

             "Existing Subordinated Notes" means AES's 9 3/4% Senior Subordinated Notes due 2000 issued pursuant to the Existing Subordinated Note Indenture.

             "Existing Subordinated Note Indenture" means the Indenture dated as of June 15, 1993 between AES and The Bank of New York, as Trustee, relating to the Existing Subordinated Notes, as such Indenture may, subject to Section 5.11, be amended, modified or supplemented and in effect from time to time.

             "Extension of Credit" means (i) a Borrowing pursuant to Section
2.01 or (ii) the issuance of a Letter of Credit pursuant to Section 2.03.

             "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

             "Fee Letter" has the meaning specified in Section 3.01.

             "Financing Documents" means this Agreement, the Notes and the Subsidiary Guaranty.

             "Fronting Bank" means (i) with respect to the initial Letters of Credit deemed to have been issued pursuant to the second sentence of Section 2.03(a), Barclays Bank PLC or Union Bank of California, as the case may be, and
(ii) with respect to all other Letters of Credit, Morgan Guaranty Trust Company of New York.

             "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

             "Guarantor" means, with respect to either Borrower, the other Borrower.

             "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

             "Indemnitee" has the meaning set forth in Section 10.03(b).

             "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

             (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and

(2) with respect to each Domestic Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

             "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

             "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

             "Investment and Guarantee Commitments" means, without duplication,
(i) all commitments (contingent or otherwise) by a Borrower to make Investments and (ii) all obligations (contingent or otherwise but excluding obligations hereunder, whether under Article IX or otherwise) of a Borrower to make payments under Guarantees.

             "Letter of Credit" means a letter of credit issued by a Fronting Bank pursuant to Section 2.03(a).

             "Letter of Credit Commission Rate" means a rate per annum determined in accordance with the annexed Pricing Schedule.

             "Letter of Credit Liabilities" means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (i) the amount available for drawing under such Letter of Credit (without regard to whether any conditions to drawing thereunder can then be met) plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letter of Credit.

             "Level I Status" has the meaning set forth in the annexed Pricing Schedule.

             "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, AES or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

             "LIGHT" means Light-Servicos de Electricidades, S.A., an integrated utility servicing Rio de Janeiro which is being privatized by the government of Brazil.

             "LIGHT Acquisition" means the acquisition by AES Coral Reef pursuant to the auction of such shares through Sistema Electronico de Negociaco Nacional of shares representing at least a 10% ownership interest in the common equity of LIGHT and at least 10% of the voting power of all shares entitled to vote at a general shareholder's meeting of LIGHT.

             "LIGHT Acquisition Letter of Credit" means a Letter of Credit issued for the account of AES for the benefit of Camara de Liquidacion e Custodia S/A - CLC to secure AES Coral Reef's obligation to pay the purchase price in respect of the LIGHT Acquisition.

             "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or any combination of the foregoing.

             "London Interbank Offered Rate" has the meaning set forth in
Section 2.06(b).

             "Material AES Entity" means (i) any Subsidiary Guarantor, (ii) any of AES Connecticut Management Co., Inc., AES Thames, Inc., AES Barbers Point, Inc. and AES Shady Point, Inc. and (iii) any other Person in which AES has a direct or indirect equity Investment if such Person's contribution to Parent Operating Cash Flow for the four most recently completed fiscal quarters of AES constitutes 15% or more of Parent Operating Cash Flow for such period.

             "Material Debt" means Debt (other than the Loans and the Reimbursement Obligations) of either Borrower arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $5,000,000.

             "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

             "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

             "Net Cash Proceeds" has the meaning set forth in the Existing Subordinated Note Indenture.

             "Notes" means promissory notes of each Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and "Note" means any one of such promissory notes issued hereunder.

             "Notice of Borrowing" has the meaning set forth in Section 2.02.

             "Notice of Issuance" has the meaning set forth in Section 2.03(d).

             "Obligors" means the Borrowers and the Subsidiary Guarantors.

             "Other LIGHT Non-Recourse Collateral" means letters of credit, guarantees, bid bonds and similar instruments, cash proceeds of Debt and/or securities purchased with cash proceeds of Debt, in each case which are recourse only to AES Light, AES Coral Reef or any other Subsidiary of AES having a direct or indirect interest in LIGHT.

             "Parent" means, with respect to any Bank or Fronting Bank, any Person controlling such Bank or Fronting Bank, as the case may be.

             "Parent Operating Cash Flow" means, for any period, the sum of the following amounts (determined without duplication), but only to the extent received in cash by a Borrower from a Person other than a Borrower during such period:

             (A) dividends paid to a Borrower by its Subsidiaries during such period;

             (B) consulting and management fees paid to a Borrower for such period;

             (C)  tax sharing payments made to a Borrower during such period;

             (D) interest and other distributions paid during such period with respect to cash and other Temporary Cash Investments of a Borrower (other than with respect to amounts on deposit in the Cash Collateral Account); and

             (E) other cash payments made to a Borrower by its Subsidiaries other than (i) returns of invested capital, (ii) payments of the principal of Debt of any such Subsidiary to such Borrower, (iii) payments in an amount equal to the aggregate amount released from debt service reserve accounts upon the issuance of Letters of Credit for the benefit of the beneficiaries of such accounts.

For purposes of determining Parent Operating Cash Flow:

             (1) net cash payments received by AES Electric during any period which could have been, but were not, paid as a dividend to AES during such period due to cash management considerations may be included in Parent Operating Cash Flow for such period; provided that (x) AES Electric shall have satisfied all of the provisions of clauses (x), (y) and (z) of subsection 5.12(c)(i) (without giving effect to the proviso to clause (y) thereof); (y) AES Electric shall engage in no business or other activity, shall enter into no binding agreements and shall incur no obligations other than (A) the holding of the capital stock and Debt obligations permitted under clause 5.12(c)(i)(x),
(B) the holding of cash received from its Subsidiaries and the investment thereof in Temporary Cash Investments, (C) the payment of dividends to AES, (D) ordinary business development activities and (E) the making of the Investments the obligations to make which are permitted under Section 5.12(c)(ii) and (z) any amounts so included will not be included in Parent Operating Cash Flow if and when paid to a Borrower in any subsequent period;

             (2) if at any time there shall exist an event or condition which permits any holder to accelerate the maturity date of any Debt of, or terminate its commitment to extend credit to, any Subsidiary, then the contributions of such Subsidiary to Parent Operating Cash Flow for any period ending at or prior to such time shall be eliminated and Parent Operating Cash Flow shall be calculated after giving effect to such elimination; and

             (3) if any Subsidiary of a Borrower is sold or otherwise disposed of (by way of merger, sale of capital stock, sale of assets or otherwise), (x) the net cash proceeds from such sale or other disposition shall not be included in Parent Operating Cash Flow for any period and (y) the contributions of such Subsidiary to Parent Operating Cash Flow for any period shall be eliminated and Parent Operating Cash Flow shall be calculated after giving effect to such elimination.

             "Participant" has the meaning set forth in Section 10.06(b).

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

             "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

             "Power Project" means an electric power or thermal energy generation or cogeneration facility or related facilities, and its or their related electric power transmission, distribution, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

             "Power Project Debt" means Debt of a Subsidiary of AES permitted by Section 5.08(a)(ii).

             "Power Project Default" means any event or condition which results in the acceleration of the maturity of any Power Project Debt or enables the holder of such Power Project Debt or any Person acting on such holder's behalf to then accelerate the maturity thereof, or failure to pay any Power Project Debt at the final maturity thereof.

             "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

             "Reference Banks" means the principal London offices of NationsBank, N.A. (Carolinas), Barclays Bank PLC and Morgan Guaranty Trust Company of New York, and "Reference Bank" means any one of such Reference Banks.

             "Refunding Borrowing" means a Borrowing which, after application of the proceeds thereof, results in no net increase in the Total Outstandings of any Bank.

             "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Reimbursement Obligations" means at any date the obligations then outstanding of the Borrowers under Section 2.03(f) to reimburse the Fronting Banks for amounts drawn under Letters of Credit.

             "Required Banks" means at any time Banks having at least 66 2/3% in amount of the aggregate Total Exposures at such time.

             "Restricted Payment" means (i) any dividend or other distribution on any shares of AES's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of AES's capital stock or (b) any option, warrant or other right to acquire shares of AES's capital stock.

             "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Termination Date.

             "Significant AES Entity" means (i) any Material AES Entity and
(ii) any other Person in which AES has a direct or indirect equity Investment if (A) such Person's contribution to Parent Cash Flow for the four most recently completed fiscal quarters of AES constitutes 10% or more of Parent Cash Flow for such period, or (B) AES's direct or indirect interest in the total assets of such Person if such Person is a Consolidated Subsidiary or in the net assets of such Person in all other cases is at least equal to 10% of the consolidated assets of AES and its Consolidated Subsidiaries, taken as a whole, or AES's direct or indirect interest in the total net income of such Person (for the preceding fiscal quarter) is at least equal to 10% of the net income of AES and its Consolidated Subsidiaries (for the preceding fiscal quarter) taken as a whole.

             "Subordinated Debt" means Debt in respect of the Existing Subordinated Notes and the Existing Convertible Subordinated Debentures and Additional Permitted Subordinated Debt.

             "Subordinated Note Indenture" means the Existing Subordinated Note Indenture, the Existing Convertible Subordinated Debenture Indenture and the Additional Permitted Subordinated Debt Indenture.

             "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

             "Subsidiary Guarantors" means (i) prior to the first day, if any, on which both (x) Level I Status shall exist and (y) there is no Debt and no letters of credit outstanding under the AES Light Non-Recourse Facility and all commitments to extend credit thereunder have been terminated, AES Oklahoma and AES Hawaii and (ii) on and after such first day, if any, AES Hawaii.

             "Subsidiary Guaranty" means the Subsidiary Guaranty, substantially in the form of Exhibit B hereto, given by the Subsidiary Guarantors for the benefit of the Banks, the Fronting Banks and the Agent, as the same may be amended from time to time.

             "Temporary Cash Investment" means any Investment in (A)(i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Corporation and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, (iv) medium term notes, asset backed securities, bonds, notes and letter of credit supported instruments, issued by any entity organized under the laws of the United States, or any state or municipality of the United States and rated in any of the three highest rated categories by Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, (vi) Euro-Dollar certificates of deposit issued by any bank or trust company which has capital and unimpaired surplus of not less than $500,000,000 or (vii) with respect to a Subsidiary, any category of investment designated as permissible investments under such Subsidiary's project loan documentation, provided in each case (except clause (vii)) that such Investment matures within fifteen months from the date of acquisition thereof by AES or a Subsidiary and (B) registered investment companies that are "money market funds" within the meaning of Rule 2a-7 under the Investment Company Act of 1940.

             "Termination Date" means May 20, 1999, or such later date to which the Termination Date shall have been extended pursuant to Section 2.01(b), or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

             "Total Exposure" means at any time with respect to each Bank, its Commitment or, if the Commitments shall have terminated, its Total Outstandings.

             "Total Outstandings" means at any time, as to any Bank, the sum of the aggregate outstanding principal amount of such Bank's Loans and its participation in the aggregate outstanding Letter of Credit Liabilities.

             "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

             "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

             "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by AES.

             SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by AES's independent public accountants) with the most recent audited consolidated financial statements of AES and its Consolidated Subsidiaries delivered to the Banks; provided that, if AES notifies the Agent that AES wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies AES that the Required Banks wish to amend Article V for such purpose), then AES's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to AES and the Required Banks.


                                   ARTICLE II

                                  THE CREDITS

             SECTION 2.01.  Commitments to Lend.

             (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrowers pursuant to this
Section 2.01(a) from time to time during the Revolving Credit Period in amounts such that the Total Outstandings of such Bank at any time shall not exceed the amount of its Commitment at such time. Each Borrowing under this subsection
(a) shall be in an aggregate principal amount of $3,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03(c)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, a Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.10, prepay Loans and reborrow at any time during the Revolving Credit Period. Prior to the earlier of (i) July 31, 1996 and (ii) the date on which AES receives the proceeds of at least $225,000,000 of Additional Permitted Subordinated Debt, Loans may not be used, directly or indirectly, to provide cash collateral to secure AES Coral Reef's bid in connection with the LIGHT Acquisition or to purchase securities used as collateral to secure such bid unless the outstanding amount of Other LIGHT Non-Recourse Collateral posted to secure AES Coral Reef's bid in connection with the LIGHT Acquisition is greater than or equal to $225,000,000.

             (b) Extension of Termination Date. The Termination Date may be extended, in the manner set forth in this subsection (b), on May 20, 1998 and on May 20, 1999

(each, an "Extension Date"), in each case for a period of one year after the Termination Date theretofore in effect. If AES wishes to request an extension of the Termination Date on any Extension Date, it shall give written notice to that effect to the Agent not less than 45 nor more than 90 days prior to such Extension Date, whereupon the Agent shall notify each of the Banks of such notice. Each Bank will use its best efforts to respond to such request, whether affirmatively or negatively, within 30 days. If all Banks respond affirmatively (any Bank which does not respond being deemed to have responded negatively), then, subject to receipt by the Agent prior to such Extension Date of counterparts of an Extension Agreement in substantially the form of Exhibit H duly completed and signed by all of the parties hereto, the Termination Date shall be extended, effective on such Extension Date, for a period of one year to the date stated in such Extension Agreement.

             SECTION 2.02. Notice of Borrowing. (a) The relevant Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 11:00 A.M. (New York City time) on (x) the date of each Domestic Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

               (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

              (ii)  the aggregate amount of such Borrowing,

             (iii) whether the Loans comprising such Borrowing are Domestic Loans or Euro-Dollar Loans, and

              (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

             (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by any Borrower.

             (c) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower requesting such Borrowing at the Agent's aforesaid address.

             (d) If any Bank makes a new Loan hereunder to either Borrower on a day on which such Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c), or remitted by such Borrower to the Agent as provided in Section 2.11, as the case may be.

             (e) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (c) and (d) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

             SECTION 2.03.  Letters of Credit.

             (a) Issuance of Letters of Credit. Subject to the terms and conditions hereof, Morgan Guaranty Trust Company of New York, as Fronting Bank, agrees to issue letters of credit under this Section 2.03(a), upon either Borrower's request and for such requesting Borrower's account, from time to time during the Revolving Credit Period. In addition, and notwithstanding any reference in any Existing Letter of Credit to the Existing Credit Facility, on and as of the Effective Date, each Existing

Letter of Credit shall be deemed to be a Letter of Credit and to have been issued on the Effective Date (by the Fronting Bank that issued such Existing Letter of Credit under the Existing Credit Facility) pursuant to this Section 2.03(a); provided however, that nothing in this Section 2.03(a) shall extend, modify or otherwise affect the existing expiry date under any such Existing Letter of Credit.

             (b) Participations in Letters of Credit. Upon the issuance (or deemed issuance) of each Letter of Credit by a Fronting Bank under Section 2.03(a), such Fronting Bank shall be deemed, without further action by any party hereto, to have sold to each Bank (other than such Fronting Bank) and each such Bank shall be deemed, without further action by any party hereto, to have purchased from such Fronting Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities, in the amount required so that the participations of the Banks (including such Fronting Bank's retained participation, if any) therein shall be in proportion to their respective Commitments.

             (c) Required Terms. Each Letter of Credit (other than the Letter of Credit identified on Schedule V) issued hereunder shall:

             (i) In the case of any Letter of Credit other than a LIGHT Acquisition Letter of Credit, by its terms expire (x) no earlier than 30 days after its date of issue and (y) no later than the earlier of (1) five Domestic Business Days prior to the Termination Date and (2) eighteen months after its date of issue (except that the term of Letters of Credit used to support debt service reserves shall not exceed 180 days);

             (ii) be in a face amount of (x) not less than $300,000 and (y) not more than the amount that would, after giving effect to the issuance thereof (and the related purchase and sale of participations therein pursuant to Section 2.03(b)) cause the Total Outstandings of any Bank to equal its Commitment;

             (iii)  be in a form acceptable to the Fronting Bank; and

             (iv) in the case of a LIGHT Acquisition Letter of Credit, expire no later than July 15, 1996.

             (d) Notice of Issuance. Except in the case of Letters of Credit deemed, pursuant to the second sentence of subsection (a)(ii) above, to be issued on the Effective Date, a Borrower may request that a Letter of Credit be issued by giving the Agent and the Fronting Bank for such Letter of Credit a notice (a "Notice of Issuance") at least two Domestic Business Days before such Letter of Credit is to be issued, specifying:

             (i)  the date of issuance of such Letter of Credit;

             (ii) the expiry date of such Letter of Credit (which shall comply with the requirements of Section 2.03(c)(i));

             (iii) the proposed terms of such Letter of Credit, including the face amount thereof (which shall comply with the requirements of Section 2.03(c)(ii));

             (iv) the transaction that is to be supported or financed with such Letter of Credit, including identification of the Power Project, if any, to which such transaction relates and specifying whether or not such Letter of Credit is a LIGHT Acquisition Letter of Credit; and

             (v) the identity of the Fronting Bank for such Letter of Credit, which shall comply with the definition of Fronting Bank.

Upon the receipt of a Notice of Issuance, the Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank's participation in such Letter of Credit and such Notice of Issuance shall not thereafter be revocable by the Borrower giving such Notice.

             (e)  Drawings under Letters of Credit.

             (i) Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the Fronting Bank shall determine in accordance with the terms of such Letter of Credit whether such request for payment should be honored.

             (ii) If the Fronting Bank determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, the Fronting Bank shall make available to the beneficiary in accor-dance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit. The Fronting Bank shall thereupon promptly notify the relevant Borrower and each Bank of the amount of such drawing paid by it and the amount of each Bank's participation therein.

             (f)  Reimbursement and Other Payments by the Borrower.

             (i) If any amount is drawn under any Letter of Credit issued for the account of a Borrower, such Borrower irrevocably and unconditionally agrees to reimburse the applicable Fronting Bank for all amounts paid by such Fronting Bank upon such drawing, together with any and all reasonable charges and expenses which any Bank or Fronting Bank may pay or incur relative to such drawing, and all such amounts due from such Borrower shall bear interest, payable on the date upon which such amounts shall be due and payable, on the amount drawn for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable at a rate per annum equal to the rate applicable to Domestic Loans for such day. Such reimbursement payment shall be due and payable not later than 10:00 A.M. (New York City time) on the second Domestic Business Day succeeding the date the applicable Fronting Bank notifies the relevant Borrower of such drawing, together with interest thereon for each day until the date of payment at a rate per annum equal to the rate applicable to Domestic Loans for each such day. Any overdue reimbursement payment, or overdue interest thereon, shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the rate applicable to Domestic Loans for such day plus 2%.

             (ii) Each payment to be made by a Borrower pursuant to this Section shall be made, in Federal or other funds immediately available, to the applicable Fronting Bank at its address referred to in Section 10.01.

             (iii) The obligations of each Borrower to reimburse the Fronting Banks under this Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

                     (1) any lack of validity or enforceability of any Financing Document;

                     (2) any amendment or waiver of or any consent to departure from any Financing Document (except, in the case of an effective amendment to, waiver of or consent to a departure from any provision of this Agreement, to the extent specified herein);

                     (3) the existence of any claim, set-off, defense or other right which either Borrower may have at any time against the beneficiary of any Letter of Credit (or any Person or entity for whom such beneficiary may be acting), the Agent, either Fronting Bank or any Bank or any other Person or entity, whether in connection with this Agreement, any other Financing Document or any unrelated transaction;

                     (4) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                     (5) payment by a Fronting Bank under any Letter of Credit against presentation of a draft or document which does not comply with the terms of such Letter of Credit; or

                     (6) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

             (g)  Payments by Banks with Respect to Letters of Credit.

             (i) Each Bank shall make available an amount equal to its ratable share of any drawing under a Letter of Credit, in Federal or other funds immediately available in New York City, to the applicable Fronting Bank by 3:00 P.M. (New York City time) on the second Domestic Business Day following such drawing, together with interest on such amount for the period from and including the date of such drawing to but excluding the date upon which such amount is to be made available at the Federal Funds Rate on the date of such drawing, at such Fronting Bank's address referred to in Section 10.01; provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement theretofore paid by the relevant Borrower in respect of such drawing pursuant to Section 2.03(f)(i). The applicable Fronting Bank shall notify each Bank of the amount of such Bank's obligation in respect of any drawing under a Letter of Credit not later than 1:30 P.M. (New York City time) on the day such payment by such Bank is due. Each Bank shall be subrogated to the rights of the applicable Fronting Bank against the Borrower to the extent such payment due from such Bank to such Fronting Bank is paid, plus interest thereon, from and including the day such amount is due from such Bank to such Fronting Bank to but excluding the day the Borrower makes payment to such Fronting Bank pursuant to Section 2.03(f)(i), whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Domestic Loans for such day.

        (ii) If any Bank fails to pay any amount required pursuant to subsection (i) of this Section 2.03(g) on the date on which such payment is due, interest, payable on demand, shall accrue on such Bank's obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Bank makes such payment at a rate per annum equal to the Federal Funds Rate. Any payment made by any Bank after 3:00 P.M. (New York City time) on any Domestic Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Domestic Business Day.

       (iii) If the relevant Borrower shall reimburse a Fronting Bank for any drawing under a Letter of Credit after the Banks shall have made funds available to such Fronting Bank with respect to such drawing in accordance with subsection (i) of this Section 2.03(g), such Fronting Bank shall promptly upon receipt of such reimbursement distribute to each Bank its pro rata share thereof, including interest, to the extent received by such Fronting Bank.

        (iv) The several obligations of the Banks to the Fronting Banks hereunder shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which any such Bank or any other Person may have against the Agent, either Fronting Bank or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments or any Letter of Credit; (3) any adverse change in the condition (financial or otherwise) of any Obligor or any other Person; (4) any breach of any Financing Document by any party thereto; (5) the fact that any condition precedent to the issuance of, or the making of any payment under, any Letter of Credit was not in fact met; (6) any violation or asserted violation of law by any Bank or any affiliate thereof; or (7) to the extent permitted under applicable law, any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each payment by each Bank to a Fronting Bank for its own account shall be made without any offset, abatement, withholding or reduction whatsoever. If a Fronting Bank is required at any time (whether before or after the Termination Date) to return to a Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by such Borrower to such Fronting Bank in payment of any Reimbursement Obligation or interest thereon upon the insolvency of such Borrower, or the commencement of any case or proceeding under any bankruptcy, insolvency or other similar law with respect to such Borrower, each Bank shall, on demand of such Fronting Bank, forthwith return to such Fronting Bank any amounts transferred to such Bank by such Fronting Bank in respect thereof pursuant to this subsection plus such Bank's pro rata share of any interest on such payments required to be paid to the Person recovering such payments plus interest on the amount so demanded from the day such demand is made, if such demand is made by 2:00 p.m. (New York City time), or from the next following Domestic Business Day, if such demand is made after 2:00 p.m., to but not including the day such amounts are returned by such Bank to such Fronting Bank at a rate per annum for each day equal to (A) the Federal Funds Rate for the day of such demand and (B) the Base Rate plus 1% for each day thereafter.

             (h)     Letter of Credit Commission; Issuance Fee

             (i) Letter of Credit Commission. Each Borrower agrees to pay to the Agent a letter of credit commission with respect to each Letter of Credit issued for its account, computed for each day from and including the date of issuance of such Letter of Credit to but excluding the last day a drawing is available under such Letter of Credit (the "Letter of Credit Termination Date"), at the Letter of Credit Commission

    Rate on the aggregate amount available for drawing under such Letter of Credit from time to time (whether or not any conditions to drawing can then be met), such fee to be for the account of the Banks ratably in proportion to their Total Exposures. Such fee shall be payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December and upon the Termination Date.

             (ii) Issuance Fee. Each Borrower shall pay to each Fronting Bank for its own account such fees with respect to each Letter of Credit issued by such Fronting Bank for the account of such Borrower as shall have been agreed between such Borrower and such Fronting Bank.

             (iii) Limited Liability of the Fronting Bank. As between a Fronting Bank on the one hand, and a Borrower on the other, the Borrower assumes all risks of any acts or omissions of the beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Fronting Bank nor any of their respective employees, officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith, (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (c) payment by the Fronting Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit, or (d) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower shall have a claim against the applicable Fronting Bank, and such Fronting Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or special, damages suffered by the Borrower which are found in a final, unappealable judgment of a court of competent jurisdiction to have been caused by (i) such Fronting Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof or (ii) such Fronting Bank's willful failure to pay, or gross negligence resulting in a failure to pay, any drawing after the presentation to it by the beneficiary (or any transferee of the Letter of Credit) of a draft and other required documentation strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, a Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

             (i) Fronting Banks and Affiliates. Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank of California shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though they were not Fronting Banks (in each case to the extent such Fronting Bank is also a Bank), and Barclays Bank PLC, Morgan Guaranty Trust Company of New York, Union Bank of California and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with AES or any Subsidiary or affiliate of AES as if they were not Fronting Banks hereunder.

             SECTION 2.04. Notes. (a) The Loans of each Bank to each Borrower shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans to such Borrower.

             (b) Each Bank may, by notice to a Borrower and the Agent, request that its Loans to such Borrower of a particular type be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to a "Note" or the "Notes" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

             (c) Upon receipt of each Bank's Notes pursuant to Section 3.01(a) and 3.02(a), the Agent shall forward such Notes to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it to each Borrower and the date and amount of each payment of principal made with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note of either Borrower, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan to such Borrower then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Obligor under the Financing

Documents. Each Bank is hereby irrevocably authorized by the Borrowers so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

             SECTION 2.05. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

             SECTION 2.06. Interest Rates. (a) Each Domestic Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Domestic Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Domestic Loans for such day.

             (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

             "Euro-Dollar Margin" means a rate per annum determined in accordance with the annexed Pricing Schedule.

             The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

             The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16th of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

             "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

             (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to the Interest Period for such Loan and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16th of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Domestic Loans for such day).

             (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrowers and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

             (e) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

             SECTION 2.07. Fees. (a) Commitment Fee. AES shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments of each Class a commitment fee at the Commitment Fee Rate on the daily amount by which the aggregate amount of the Commitments of such Class exceeds the aggregate Total Outstandings of such Class. Such commitment fee shall accrue from and including the Effective Date with respect to such Class to but excluding the Termination Date with respect to such Class (or earlier date of termination of the Commitments of such Class in their entirety). Accrued commitment fees under this Section 2.07 shall be payable quarterly on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments of such Class in their entirety. For this purpose, "Commitment Fee Rate" means a rate per annum determined in accordance with the annexed Pricing Schedule.

             (b) Other Fees. AES shall pay to Morgan Guaranty Trust Company of New York the fees specified in the Fee Letter at the times and in the amounts specified therein.

             SECTION 2.08.  Termination or Reduction of Commitments.

             (a) Optional. AES may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments in their entirety at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate Total Outstandings.

             (b) Mandatory. (i) Scheduled Termination. The Commitments shall terminate on the Termination Date, and any Loans and Reimbursement Obligations then outstanding (together with accrued interest thereon) shall be due and payable on such date.

             (ii) Net Cash Proceeds of Asset Dispositions. In the event that AES or any of its Subsidiaries shall at any time, or from time to time, receive any Net Cash Proceeds of any Asset Disposition, the Commitments of the Banks shall, unless the Required Banks otherwise agree, be ratably reduced by such amounts and at such times as may be required to avoid any requirement that all or any portion of such Net Cash Proceeds be applied to repay, prepay, repurchase or defease any Subordinated Debt.

             (c) Reductions Permanent. All reductions of the Commitments pursuant to this Section 2.08 shall be permanent.

             SECTION 2.09. Mandatory Repayments of the Loans and Cash Collateralization of Letters of Credit. If on any date, after giving effect to the reductions in the Commitments pursuant to Section 2.08, the aggregate Total Outstandings exceed the aggregate Commitments, the Borrowers shall be jointly and severally obligated to apply an amount equal to such excess to prepay the Loans or cash collateralize Letters of Credit, or both. Amounts to be applied pursuant to the preceding sentence shall be applied first to repay the principal amount of the Borrowings then outstanding until all such Borrowings shall have been repaid in full, and if any excess then remains such excess shall be deposited with the Agent in the Cash Collateral Account to be held, applied or released for application as provided in Section 2.14. The particular Borrowings to be repaid shall be as designated by AES (or, failing such designation, as the Agent may determine). Each repayment shall be applied to repay ratably the Loans of the several Banks included in such Borrowings. Each payment of principal shall be made together with interest accrued on the amount repaid to the date of payment.

             SECTION 2.10. Optional Prepayment of the Loans. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.12, the Borrowers may, upon at least one Domestic Business Days' notice to the Agent, prepay any Domestic Borrowing or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $500,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment, provided, however, that no partial prepayment of a Euro-Dollar Borrowing may be made if the principal balance of such a Euro-Dollar Borrowing outstanding after such prepayment is less than $3,000,000. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

             (b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower giving such notice.

             SECTION 2.11. General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Loans and Reimbursement Obligations and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or Reimbursement Obligations or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

             (b) Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

             SECTION 2.12. Funding Losses. If a Borrower makes any payment of principal with respect to any Euro-

Dollar Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if a Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.02(b) or 2.10(b), such Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related
Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to such Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

             SECTION 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

             SECTION 2.14. Cash Collateral Account. (a) All amounts required to be deposited as cash collateral with the Agent pursuant to Section 2.09 or
Section 6.03 shall be deposited in a cash collateral account (the "Cash Collateral Account") established by the Borrowers with the Agent, to be held, applied or released for application as provided in this Section 2.14.

             (b) If and when any portion of the Letter of Credit Liabilities on which any deposit of cash collateral was based (the "Relevant Contingent Exposure") shall become fixed (a "Direct Exposure") as a result of the payment by a Fronting Bank of a draft presented under any relevant Letter of Credit, the amount of such Direct Exposure (but not more than the amount in the Cash Collateral Account at the time) shall be withdrawn by the Agent from the Cash Collateral Account and shall be paid to the relevant Fronting Bank to be applied against such Direct Exposure and the Relevant Contingent Exposure shall thereupon be reduced by such amount. If at any time the amount in the Cash Collateral Account exceeds the Relevant Contingent Exposure, the excess amount shall, so long as no Default shall have occurred and be continuing, be withdrawn by the Agent and paid to such

Borrower as AES may direct. If a Default shall have occurred and be continuing, such excess amount shall be retained in the Cash Collateral Account and, if and when requested by the Required Banks, shall be withdrawn by the Agent and applied first to repay the Loans, Reimbursement Obligations and other due and unpaid amounts required to be paid by the Borrowers hereunder and second any remaining excess shall be paid to such Borrower as AES may direct. If at any time the amount in the Cash Collateral Account is less than the Relevant Contingent Exposure, AES shall promptly deposit in the Cash Collateral Account additional cash collateral in the amount of such shortfall.

             (c) Interest and other payments and distributions made on or with respect to the cash collateral held by the Agent shall be for the account of the Borrowers and shall constitute cash collateral to be held by the Agent or returned to the Borrowers in accordance with subsection (b) of this Section 2.14; provided that the Agent shall have no obligation to invest any cash collateral on behalf of the Borrowers or any other Person. Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any cash collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the cash collateral in its possession if the cash collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the cash collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Agent in good faith. All expenses and liabilities incurred by the Agent in connection with taking, holding and disposing of any cash collateral (including customary custody and similar fees with respect to any cash collateral held directly by the Agent) shall be paid by AES from time to time upon demand. Upon a Default, the Agent shall be entitled to apply (and, at the request of the Required Banks but subject to applicable law, shall apply) cash collateral or the proceeds thereof to payment of any such expenses, liabilities and fees.

                                  ARTICLE III

                                   CONDITIONS

             SECTION 3.01. Closing. The closing hereunder shall occur upon receipt by the Agent of (i) the fees for the account of each Bank in the amounts previously agreed by AES and as set forth in the letter agreement (the "Fee Letter") between AES, J.P. Morgan Securities, Inc. and Morgan Guaranty Trust Company of New York dated May 18, 1996 and (ii) the following documents, each dated the Closing Date unless otherwise indicated:

             (a) duly executed Notes of AES for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.04;

             (b) the Subsidiary Guaranty, duly executed by the Subsidiary Guarantors;

             (c) an opinion of the General Counsel of AES, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (d) an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (e) evidence satisfactory to the Agent that (i) all amounts outstanding under the Existing Credit Facility have been paid in full, (ii) all commitments thereunder have been terminated and (iii) all principal, interest, fees, reimbursement obligations and other amounts owing thereunder shall have been paid in full;

             (f) evidence, satisfactory to the Agent, in the form of pro forma calculations, that (i) the LIGHT Acquisition, (ii) the issuance of, and drawings under the letters of credit under the AES Light Non-Recourse Facility and (iii) the making of Borrowings and the issuance of, and drawings under, Letters of Credit under this Agreement are permitted under the terms of the Existing Subordinated Debt Indenture;

             (g) copies of the resolutions of the Board of Directors of each Obligor authorizing the execution, delivery and performance by such Obligor of the Financing Documents to which it is a party, certified by a duly authorized officer of such Obligor (which certificate shall state that such resolutions are in full force and effect on the Closing Date);

             (h) certified copies of all approvals, authorizations or consents of, or notices to or registrations with, any governmental body or agency required for each Obligor, if necessary, to enter into the Financing Documents to which it is a party;

             (i) a certificate of a duly authorized officer of each Obligor certifying the names and true signatures of the officers of such Obligor authorized to sign the Financing Documents to which it is a party and the other documents to be delivered by such Obligor hereunder;

             (j) payment of all reasonable fees and other amounts then payable (including, without limitation, all fees and expenses of counsel to the Agent payable pursuant to Section 10.03); and

             (k) a certificate signed by a duly authorized officer of AES dated the Closing Date, to the effect that: (i) the representations and warranties contained in Article IV hereof are true and correct on and as of the Closing Date as though made on and as of such date; and (ii) no Default has occurred and is continuing or would result from the issuance of the Letters of Credit requested by AES to be issued on such date and the Borrowings requested by AES to be made on such date; and

             (l) all documents the Agent may reasonably request relating to the existence of the Obligors, the corporate authority for and the validity of this Agreement and the other Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The Agent shall promptly notify the Borrowers and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

             SECTION 3.02. AES Finance Addition Date. The AES Finance Addition Date shall occur on the date upon which the Agent shall have received:

             (a) duly executed Notes of AES Finance for the account of each Bank dated on or before the AES Finance Addition Date complying with the provisions of Section 2.04;

             (b)  a counterpart hereof signed by AES Finance;

             (c) an opinion of the General Counsel of AES substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (d) an opinion of counsel to AES Finance from the jurisdiction of incorporation of AES Finance, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request; and

             (e) all documents that the Agent may reasonably request relating to the existence of AES Finance, the corporate authority for and the validity of this Agreement and its Notes as agreements and obligations of AES Finance, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent.

The Agent shall promptly notify the Borrowers and the Banks of the AES Finance Addition Date, and such notice shall be conclusive and binding on all parties hereto.

             SECTION 3.03. Extension of Credit. The obligation of each Bank to make a Loan on the occasion of each Borrowing and the obligation of a Fronting Bank to issue a Letter of Credit (including the deemed issuance of the initial Letters of Credit pursuant to the second sentence of Section 2.03(a)) on the occasion of each request therefor by a Borrower shall in each case be subject to the satisfaction of the following conditions:

             (a) the fact that the Closing Date shall have occurred on or prior to May 21, 1996;

             (b) receipt by the Agent of a Notice of Borrowing or (except in the case of the deemed issuance of the initial Letters of Credit pursuant to the second sentence of Section 2.03(a)) a Notice of Issuance as required by Section 2.02 or 2.03, as the case may be;

             (c) the fact that, immediately after such Extension of Credit, after giving effect to all direct and indirect applications of the proceeds of such Extension of Credit made substantially simultaneously with the extension thereof, (i) the aggregate Total Outstandings of any Bank will not exceed its Commitment and (ii) if such Extension of Credit is the issuance of a LIGHT Acquisition Letter of Credit, prior to the earlier of
    (x) July 31, 1996 and (y) the date on which AES receives the proceeds of at least $225,000,000 of Additional Permitted Subordinated Debt, the outstanding amount of Other LIGHT Non-Recourse Collateral posted to secure AES Coral Reef's bid in connection with the LIGHT Acquisition equals or exceeds $225,000,000;

             (d) the fact that, immediately before and after such Extension of Credit, no Default shall have occurred and be continuing; and

             (e) the fact that the representations and warranties of the Obligors contained in the Financing Documents (except, in the case of a Refunding Borrowing, the representations and warranties set forth in Sections 4.04(c) and 4.05 as to any matter which has theretofore been disclosed in writing by AES to the Banks) shall be true on and as of the date of such Borrowing.

Each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date of such Extension of Credit as to the facts specified in clauses (c), (d) and (e) of this Section.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

             AES represents and warrants that:

             SECTION 4.01. Corporate Existence and Power. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party are within such Obligor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding upon AES or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of AES or of any Material AES Entity; provided that AES makes no representation or warranty hereunder with respect to whether compliance by AES with Section 5.07 would contravene existing agreements pursuant to which Applied Energy Services Electric Limited may make Investments after the date hereof in Power Projects owned by NIGEN Limited and Medway Power Limited.

             SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of each Borrower and each other Financing Document, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each Obligor that is a party thereto, in each case enforceable in accordance with its terms.

             SECTION 4.04.  Financial Information.

             (a) The consolidated balance sheet of AES and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Deloitte & Touche and set forth in AES's 1995 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of AES and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

             (b) The unaudited consolidated balance sheet of AES and its Consolidated Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of operations and cash flows for the fiscal quarter and the portion of AES's fiscal year then ended, set forth in AES's March 1996 Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of AES and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal quarter and portion of such fiscal year (subject to normal year-end adjustments).

             (c) Since December 31, 1995 there has been no material adverse change in the business, financial position, results of operations or prospects of AES and its Consolidated Subsidiaries, considered as a whole.

             SECTION 4.05. Litigation. Except as disclosed in AES's March 1996 Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of AES threatened against or affecting, AES or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of AES and its Consolidated Subsidiaries or which in any manner draws into question the validity of any Financing Document.

             SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability in excess of $100,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

             SECTION 4.07.  Environmental Matters.   In the ordinary course of
its business, each of AES and its Subsidiaries conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of AES or such Subsidiary, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances by AES or its Subsidiaries, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, AES has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of AES and its Consolidated Subsidiaries, considered as a whole.

             SECTION 4.08. Taxes. United States Federal income tax returns of AES and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1986. AES and its Subsidiaries have filed all United States Federal income tax returns and AES and all Material AES Entities have filed all other material tax returns which are required to be filed by them and have paid all taxes due as indicated on such returns or pursuant to any assessment received by AES or any Subsidiary or any Material AES Entity other than any such taxes that are being diligently contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principals. The charges, accruals and reserves on the books of AES, its Subsidiaries and all Material AES Entities in respect of taxes or other governmental charges are, in the opinion of AES, adequate.

             SECTION 4.09. Material AES Entities. Each Material AES Entity is a corporation duly incorporated, validly existing and (other than any Material AES Entity that is not incorporated under the laws of the United States or any political subdivision thereof) in good standing under the laws of its jurisdiction of incorporation. Each Material AES Entity has all corporate powers and all material governmental licenses, authorization, consents and approvals required to carry on its business as proposed to be conducted and has all governmental licenses, authorizations, consents and approvals required to have been obtained prior to the date hereof and which are material to the operation of its business as proposed to be conducted, except to the extent that the failure to obtain any such license, authorization, consent or approval, individually or in the aggregate, could not reasonably be expected to have a material adverse effect upon the business, financial condition, operations, property and prospects of AES and its Consolidated Subsidiaries, taken as a whole.

             SECTION 4.10. Not an Investment Company. None of the Obligors is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             SECTION 4.11. Public Utility Holding Company Act. Neither AES nor any of its Subsidiaries is subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under Section 2(a) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that AES and its subsidiary in the United Kingdom, Applied Energy Services Electric Limited, are exempt holding companies under Section 3(a)(5) of PUHCA by order of the Securities and Exchange Commission.

             SECTION 4.12. Representations in Subsidiary Guaranty True and Correct. Unless the Subsidiary Guaranty shall have ceased to be a Financing Document, each of the representations and warranties of any Obligor contained in the Subsidiary Guaranty is true and correct.

             SECTION 4.13. Full Disclosure. All information heretofore furnished by either Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by either Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. AES has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent either Borrower can now reasonably foresee), the business, operations or financial condition of AES and its Consolidated Subsidiaries, taken as a whole, or the ability of any Obligor to perform its obligations under the Financing Documents.

             SECTION 4.14. Existing Letters of Credit. Schedule IV hereto identifies each Existing Letter of Credit outstanding as of the date hereof and as of the Effective Date.

                                   ARTICLE V

                                   COVENANTS

             AES agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of Credit or Reimbursement Obligation remains outstanding:

             SECTION 5.01.  Information.  AES will deliver to each of the
Banks:

             (a) as soon as available and in any event within 90 days after the end of each fiscal year of AES, a consolidated (and in the case of AES only, consolidating) balance sheet of each Obligor and its Consolidated Subsidiaries as of the end of such fiscal year and an unconsolidated balance sheet of AES as of the end of such fiscal year and the related consolidated, consolidating and unconsolidated (as applicable) statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, said consolidated financial statements to be reported on, in a manner acceptable to the Securities and Exchange Commission, by Deloitte & Touche or other independent public accountants of nationally recognized standing and such consolidating and unconsolidated financial statements to be certified as to fairness of presentation, generally accepted accounting principles (other than failure to consolidate) and consistency by the chief executive officer, president or chief financial officer of AES;

             (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of AES, a consolidated (and in the case of AES only, consolidating) balance sheet of each Obligor and its Consolidated Subsidiaries as of the end of such quarter and an unconsolidated balance sheet of AES as of the end of such fiscal quarter and the related consolidated, consolidating and unconsolidated (as applicable) statements of operations and cash flows for such quarter and for the portion of such Obligor's fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of such Obligor's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief executive officer, president or chief financial officer of AES;

             (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief executive officer, president or chief financial officer of AES (i) setting forth in reasonable detail the calculations required to establish whether AES was in compliance with the requirements of Sections 5.08, 5.09, 5.10, 5.12, 5.14, 5.16 and 5.17 on the date of such financial statements,
    (ii) stating to the knowledge of AES whether any Default exists on the date such certificate and, if any Default then exists, setting forth the details thereof and the action which AES is taking or proposes to take with respect thereto and (iii) accompanied by a schedule setting forth in reasonable detail a description, including, where applicable, the expected and maximum dollar amounts thereof, of all material contingent liabilities not disclosed in such financial statements;

             (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention as a result of their audit (which was not directed primarily toward obtaining knowledge of noncompliance) to cause them to believe that AES has failed to comply with the terms, covenants, provisions or conditions as they relate to accounting of financial matters addressed in Sections 5.07 to 5.18, inclusive, and
    (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

             (e) within five days after any officer of AES obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief executive officer, president, executive vice-president or chief financial officer of AES setting forth the details thereof and the action which AES is taking or proposes to take with respect thereto;

             (f) promptly upon the mailing thereof to the shareholders of AES generally, copies of all financial statements, reports and proxy statements so mailed;

             (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which AES shall have filed with the Securities and Exchange Commission;

             (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer, president or chief financial officer of AES setting forth details as to such occurrence and the action, if any, which AES or the applicable member of the ERISA Group is required or proposes to take;

             (i) not less than 10 days prior to the anticipated receipt by AES or any Subsidiary of AES of Net Cash Proceeds from any Asset Disposition, a certificate of the chief executive officer, president, executive vice-president or chief financial officer of AES setting forth a description of the transaction giving rise to such Net Cash Proceeds, the date or dates upon which such Net Cash Proceeds are anticipated to be received by AES or such Subsidiary and the amount of Net Cash Proceeds anticipated to be received on such date or each of such dates;

             (j) promptly after receipt by AES or any Subsidiary of AES or any Material AES Entity, a copy of each complaint, order, citation, notice or other written communication from any Person with respect to the existence or alleged existence of a material violation of any applicable Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Substance or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by AES, any of its Subsidiaries or any Material AES Entity, or due to the operations or activities of AES, any Subsidiary, any Material AES Entity or any other Person on or in connection with any such property or any part thereof; and

             (k) from time to time such additional information regarding the financial position or business of AES and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

             SECTION 5.02. Payment of Obligations. Each Borrower will pay and discharge all its material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

             SECTION 5.03. Maintenance of Property; Insurance. (a) AES will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

             (b) AES will, and will cause each of its Subsidiaries to, maintain (either in the name of AES or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance of such types, in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in similar circumstances in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to each Bank upon request information presented in reasonable detail as to the insurance so carried.

             SECTION 5.04. Conduct of Business and Maintenance of Existence. AES (a) will continue, and will cause each Material AES Entity and each other Borrower, if any, to continue, to engage in business of the same general type as now conducted by AES and its Subsidiaries, (b) will continue, and will cause each Material AES Entity and each other Borrower, if any, to continue, to operate their respective businesses on a basis substantially consistent with the policies and standards of AES, such Material AES Entity or such Borrower, if any, as in effect on the date hereof and (c) will preserve, renew and keep in full force and effect, and will cause each Material AES Entity and each other Borrower, if any, to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary into AES or the merger or consolidation of a Subsidiary (other than a Borrower) with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) no Borrower or Subsidiary Guarantor shall be liable for any Debt of such Subsidiary except to the extent that it was liable for such Debt prior to giving effect to such merger or (ii) the termination of the corporate existence of any Subsidiary (other than a Borrower or a Subsidiary Guarantor) if AES in good faith determines that such termination is in the best interest of AES and is not materially disadvantageous to the Banks.

             SECTION 5.05. Compliance with Laws. AES will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) (a) except for such non-compliance as would result solely in the payment of monetary compensation by AES or such Subsidiary in an amount not to exceed $200,000 for each such non-compliance and (b) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

             SECTION 5.06. Inspection of Property, Books and Records. AES will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause and each Significant AES Entity and each other Borrower, if any, to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

             SECTION 5.07. Limitations on Project Exposure. If and for so long as any Power Project Default shall have occurred and shall not have been cured (regardless of whether such Power Project Default shall have been waived), AES shall not, and shall not permit any Subsidiary or Affiliate controlled, directly or indirectly, by AES to, make any Investment in, or enter into any Guarantee of any Debt or other obligation of, any Subsidiary of AES having a direct or indirect interest in the Power Project to which such Power Project Default relates in an amount in excess of $2,000,000 in the aggregate for AES and its Subsidiaries. The foregoing restriction shall not prohibit or limit AES or any Subsidiary from making Investments in AES Light for the purpose of allowing AES Light to pay principal, interest and other amounts due and owing under the AES Light Non-Recourse Facility.

             SECTION 5.08. Debt. (a) AES shall not, and shall not permit any Subsidiary to, incur, assume, create or suffer to exist any Debt (including any Guarantees of Debt and obligations in respect of letters of credit), except for:

             (i)  Debt under the Financing Documents (subject to Section 5.15);

             (ii) Debt incurred by a Subsidiary (A) to finance the development, acquisition, construction, maintenance or working capital requirements of a Power Project operated or managed (including on a joint basis with others), directly or indirectly, by AES and in which such Subsidiary has an interest and (B) that is not also the Debt of, or Guaranteed by, any other Subsidiary with an interest in any other Power Project;

             (iii)  Debt existing on the date hereof and identified on Schedule
    I;

             (iv)  Debt owing to AES or a Consolidated Subsidiary of AES;

             (v) Debt of AES or its Subsidiaries representing a refinancing, replacement or refunding of Debt permitted by clauses (ii) and (iii) above; provided that (A) the aggregate principal amount of such Debt outstanding or available will not be increased at the time of such refinancing, replacement or refunding, (B) no Obligor shall be liable for any such Debt except to the extent that it was liable for the Debt so refinanced, replaced or refunded and (C) if any Debt being refinanced, replaced or refunded is subordinated to the Debt of either Borrower hereunder or of any Subsidiary under any Guarantee thereof, such Debt shall be subordinated at least to the same extent;

             (vi) Guarantees by AES of Debt permitted by clauses (ii) and (to the extent that the same constitutes a refinancing of Debt permitted under such clause (ii)) (v) above;

             (vii)  Additional Permitted Subordinated Debt; and

             (viii) Other Debt not described in clauses (i) through (vii) above in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

             (b) AES shall not issue any Additional Permitted Subordinated Debt unless (i) both before and after giving effect to such issuance no Default shall have occurred and be continuing and (ii) on a pro forma basis after giving effect to such issuance and the application of the proceeds thereof, AES would have been in compliance with Sections 5.16 and 5.17 as of the last day of the fiscal quarter ended on, or most recently ended prior to, the date of such issuance (assuming for this purpose that such Additional Permitted Subordinated Debt was issued and the proceeds applied on the first day of the period of four consecutive fiscal quarters ended on such last day).

             SECTION 5.09. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than the sum of (i) $300,000,000 plus (ii) for each fiscal quarter of AES ended after June 30, 1995 and at or prior to such time for which Consolidated Net Income is a positive number, an amount equal to 50% of Consolidated Net Income for such fiscal quarter plus (iii) an amount equal to 75% of the cumulative net proceeds to AES from issuances of equity securities made by AES from and after the Closing Date.

             SECTION 5.10. Restricted Payments. Neither AES nor any Subsidiary will declare or make any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to June 30, 1995 does not exceed the sum of (a) $5 million plus (b) 5% of Consolidated Net Income of AES and its Consolidated Subsidiaries for the period from June 30, 1995 through the last day of the fiscal quarter of AES then most recently ended (treated for this purpose as a single accounting period). Nothing in this Section shall prohibit the payment of any dividend or distribution within 45 days after the declaration thereof if such declaration was not prohibited by this Section.

             SECTION 5.11. Subordinated Debt. AES will not, and will not permit any of its Subsidiaries to, consent to or solicit any amendment, supplement, waiver or other modification of any Subordinated Note Indenture or any other agreement or instrument evidencing or governing any Subordinated Debt, without the express prior written consent of the Required Banks.

             SECTION 5.12. Limitations on Investments, Guarantees and Commitments to Invest. (a)(i) The aggregate amount of Investment and Guarantee Commitments shall not at any time exceed an amount equal to the sum of:

             (x) the product of (A) Parent Operating Cash Flow for the period of four consecutive fiscal quarters then most recently ended multiplied by (B) four (4) (or, at any time prior to April 1, 1996, five (5)), plus

             (y) the excess, if any, of (A) the aggregate amount of net cash proceeds received by AES from the issuance of equity securities or Additional Permitted Subordinated Debt and from the disposition of Material AES Entities during the period from the Closing Date to such time (to the extent not used to prepay Subordinated Debt or to permanently retire any other Debt) over (B) the aggregate amount of cash Investments (other than Temporary Cash Investments) and cash payments made by AES under Guarantees during such period;

provided, that for purposes of determining compliance with this clause (a)(i), the aggregate amount of Investment and Guarantee Commitments at any time shall be reduced to the extent collateralized with cash and cash equivalents and any deposit or other posting by AES of cash or cash equivalents as collateral for any Investment and Guarantee Commitment shall be treated as a cash Investment for purposes of subclause (y)(B) of this clause (i).

             (ii) AES shall not make or enter into any Investment and Guarantee Commitments at any time that AES's senior unsecured Debt is rated less than BB-by Standard & Poor's Ratings Group or less than Ba3 by Moody's Investors Service, Inc.

             (b) Except as permitted by Section 5.12(c), AES will not permit any of its Subsidiaries with any direct or indirect interest in (i) a Power Project to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Project or any unrelated business or (ii) any unrelated business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Project.

             (c) (i) One or more Subsidiaries of AES (each, an "Intermediate Holding Company") may serve as holding companies for any or all of AES's direct and indirect interests in Power Projects and unrelated businesses; provided that:

             (x) each such Intermediate Holding Company's direct and indirect interest in any Power Project or unrelated business shall be limited to the ownership of capital stock or Debt obligations of a Person with a direct or indirect interest in such Power Project or unrelated business;

             (y) no consensual encumbrance or restriction of any kind shall exist on the ability of any Intermediate Holding Company to make payments, distributions, loans, advances or transfers to AES or any other Intermediate Holding Company, provided that this clause (y) shall not apply to any such restrictions in effect on the date of this Agreement contained in agreements governing Debt of such Intermediate Holding Company outstanding on the date of this Agreement and, if such Debt is renewed, extended or refinanced in compliance with this Agreement, restrictions on such Intermediate Holding Company contained in the agreements governing the renewed, extended or refinancing Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Debt so renewed, extended or refinanced; and

             (z) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Debt (including any Guarantee of Debt) other than Debt of the Borrowers hereunder).

             (ii) AES Electric may make Investments in Power Projects owned by NIGEN Limited and Medway Power Limited as of the date of this Agreement under any agreement by which it is bound as of the date of this Agreement.

             (iii) AES, AES Hawaii, AES Barbers Point, Inc. and AES Deepwater may enter into and consummate the Designated Transaction.

             SECTION 5.13. Negative Pledge. Neither AES nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

             (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement as set forth on Schedule II;

             (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary of AES and not created in contemplation of such event;

             (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

             (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into AES or a Subsidiary of AES and not created in contemplation of such event;

             (e) any Lien existing on any asset prior to the acquisition thereof by AES or a Subsidiary of AES and not created in contemplation of such acquisition;

             (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

             (g)  Liens arising in the ordinary course of its business which
(i) do not secure Debt, (ii) do not secure any obligation in any amount exceeding $25,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

             (h) Liens in connection with worker's compensation, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which AES or any of its Subsidiaries is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit, provided in each case that the obligation or liability arises in the ordinary course of business and if overdue is being contested in good faith by appropriate proceedings;

             (i) inchoate materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's, or other like Liens arising in the ordinary course of business of AES or its Subsidiaries;

             (j) with respect to real property, easements, rights of way, reservations and other minor defects or irregularities in title which do not materially impair the use thereof for the purposes for which it is held by AES or its Subsidiaries;

             (k) Liens on cash collateral securing Investment and Guarantee Commitments; and

             (l) Liens securing Power Project Debt or utility obligations or other customer, supplier or contractor obligations associated with a Power Project that are limited to the assets and revenues of the related Power Project and the capital stock or other assets (including contract rights) of Subsidiaries of AES having a direct or indirect interest in such Power Project.

             SECTION 5.14. Consolidations, Mergers and Sales of Assets. (a) Neither Borrower will consolidate or merge with or into any other Person; provided that a Borrower may merge with another Person if (i) such Borrower is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

             (b) AES will not sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of AES and its Subsidiaries, taken as a whole, to any other Person.

             (c) AES will not sell or otherwise transfer, or permit to be sold or otherwise transferred, directly or indirectly, any shares of capital stock of AES Finance or any Material AES Entity which are owned, directly or indirectly, by AES; provided that AES may transfer, or permit the transfer of, shares of capital stock of a Material AES Entity owned, directly or indirectly, by AES if:

             (i) after giving effect to such transfer, AES will continue to own, directly or indirectly, at least 80% of the outstanding capital stock of each Material AES Entity;

             (ii) the consideration received by AES or a Subsidiary of AES for such transfer (A) has a value, as determined by AES, at least equal to the fair market value of the shares of capital stock transferred and (B) is in the form of cash or capital stock or partnership or other similar equity interests of a Person the principal assets of which consist of direct or indirect interests in one or more Power Projects, or a combination of the foregoing;

             (iii) after giving effect to such transfer, no Default shall have occurred and be continuing;

             (iv) on a pro forma basis after giving effect to such transfer, the Cash Flow Coverage Ratio for the four consecutive fiscal quarters than most recently ended is at least 1.80 to 1.00 (assuming for this purpose that such transfer occurred on the first day of such period of four consecutive fiscal quarters); and

             (v) AES Barbers Point, Inc. shall at all times remain a direct Subsidiary of AES Hawaii and AES Shady Point, Inc. shall at all times remain a direct Subsidiary of AES Oklahoma.

             SECTION 5.15. Use of Proceeds; Clean-Up Periods. (a) The proceeds of the Loans made and Letters of Credit issued under this Agreement will be used by the Borrowers for working capital and other general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U or Regulation G.

             (b) For at least one period of 30 consecutive days in each twelve month period, (i) the aggregate outstanding principal amount of Loans for each day during such period shall not exceed $125,000,000, and (ii) no Letter of Credit shall be used, directly or indirectly, to fund, in whole or in part, any debt service reserve at any time during such period.

             (c) No debt service reserve may be funded, directly or indirectly, in whole or in part for more than 180 consecutive days with one or more Letters of Credit or the proceeds of Loans.

             (d) For at least one period of 90 consecutive days during each fiscal year of AES, there shall be no outstanding Loan or Letter of Credit used, directly or indirectly, to fund, in whole or in part, any debt service reserve.

             SECTION 5.16. Cash Flow Coverage. The Cash Flow Coverage Ratio for any period of four consecutive fiscal quarters of AES shall not be less than 1.80 to 1.00.

             SECTION 5.17. Cash Flow to Total Debt Ratio. The Cash Flow to Total Debt Ratio shall not be less than 0.17 to 1.00 at any date.

             SECTION 5.18. Transactions with Affiliates. Except pursuant to agreements existing on the date hereof and listed on Schedule III attached hereto, AES will not, and will not permit any Subsidiary of AES to, directly or indirectly, in any transaction involving aggregate consideration in excess of one million dollars, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this Section shall not prohibit (a) AES from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) AES or any Subsidiary of AES from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to AES or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) AES or any Subsidiary of AES from making payments of principal, interest and premium on any Debt of AES or such Subsidiary held by an Affiliate if the terms of such Debt are substantially as favorable to AES or such Subsidiary as the terms which could have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate and (d) AES or any Subsidiary of AES from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if AES or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates. The provisions of this Section 5.18 shall not apply to (i) transactions between AES or any of its Subsidiaries, on the one hand, and any employee of AES or any of its Subsidiaries, on the other hand, that are approved by the Board of Directors of AES or any committee of the Board of Directors consisting of AES's independent directors and (ii) the payment of reasonable and customary regular fees to directors of AES or a Subsidiary of AES.


                                   ARTICLE VI

                                    DEFAULTS

             SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

             (a) any Obligor shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within three days of the date when due any interest, fees or other amounts payable under any Financing Document;

             (b) AES shall fail to observe or perform any covenant contained in Sections 5.07 to 5.18, inclusive, or except in accordance with the terms hereof and thereof, the Subsidiary Guaranty or the guarantees in Article IX shall cease to be in full force and effect;

             (c) any Obligor shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a) or (b) above) for 20 days after written notice thereof has been given to AES by the Agent at the request of any Bank;

             (d) any representation, warranty, certification or statement made by any Obligor in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

             (e) either Borrower shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

             (f) any event or condition shall occur which (i) results in the acceleration of the maturity of any Debt of AES or any Subsidiary of AES (except AES Placerita and Central Termica San Nicolas S.A.) or the termination of any commitment to provide financing to AES or any Material AES Entity or (ii) in the case of either Borrower, enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or (iii) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any Debt outstanding under the AES Light Non-Recourse Facility or any person acting on such holder's behalf to accelerate the maturity thereof or (iv) prior to the earlier of (x) July 31, 1996 and (y) the date on which AES receives the proceeds of at least $225,000,000 of Additional Permitted Subordinated Debt, at any time that a LIGHT Acquisition Letter of Credit is outstanding, the outstanding amount of Other LIGHT Non-Recourse Collateral posted to secure AES Coral Reef's bid in connection with the LIGHT Acquisition is less than $225,000,000;

             (g) a Borrower or any Significant AES Entity shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

             (h) an involuntary case or other proceeding shall be commenced against a Borrower or any Significant AES Entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against a Borrower or any Significant AES Entity under the federal bankruptcy laws as now or hereafter in effect;

             (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

             (j) a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against AES or any Subsidiary of AES, and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days; or

             (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than a member of the AES Management Group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of AES; during any period of twelve consecutive calendar months, individuals who were directors of AES on the first day of such period (or who were appointed or nominated for election as directors of AES by at least a majority of the individuals who were directors on the first day of such period) shall cease to constitute a majority of the board of directors of AES;





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
    or AES Finance shall fail, at any time, to be a Wholly-Owned Consolidated Subsidiary;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Total Exposures, by notice to the Borrowers terminate the Commitments and they shall thereupon terminate, and
(ii) if requested by Banks having more than 50% of the Total Exposures, by notice to the Borrowers declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any Automatic Acceleration Event, without any notice to the Borrowers or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

             SECTION 6.02. Notice of Default. The Agent shall give notice to AES under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

             SECTION 6.03. Cash Collateral. If any Automatic Acceleration Event shall occur or the Loans of the Banks shall have otherwise been accelerated or the Commitments terminated pursuant to Section 6.01, then without any request or the taking of any other action by the Agent or any of the Banks, the Borrowers shall be jointly and severally obligated forthwith to pay to the Agent an amount in immediately available funds equal to the then aggregate amount available for drawings (regardless of whether any conditions to any such drawing can then be met) under all Letters of Credit at the time outstanding, to be held by the Agent as cash collateral as provided in Section 2.14.


                                  ARTICLE VII

                                   THE AGENT

             SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

             SECTION 7.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with AES or any Subsidiary or affiliate of AES as if it were not the Agent under the Financing Documents.

             SECTION 7.03. Action by Agent. The obligations of the Agent under the Financing Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

             SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for either Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

             SECTION 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any Extension of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Obligor; (iii) the satisfaction of any condition specified in
Article III, except receipt of items required to be delivered to the Agent; or
(iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

             SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, and each Fronting Bank, each of their respective affiliates and the respective directors, officers, agents and employees of any of them (to the extent not reimbursed by the Obligors) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Financing Documents or any action taken or omitted by such indemnitees thereunder.

             SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Fronting Bank or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Fronting Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

             SECTION 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

             SECTION 7.09. Agent's Fee. AES shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between AES and the Agent.





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
                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES

             SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

             (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

             (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless a Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date such Borrowing shall instead be made as a Domestic Borrowing.

             SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to either Borrower and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and AES, whereupon until such Bank notifies AES and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans to such Borrower shall be suspended.
Before giving any notice to





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
the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to such Borrower to maturity and shall so specify in such notice, such Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, such Borrower shall borrow a Domestic Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Domestic Loan.

             SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or any Fronting Bank (any Bank (or its Applicable Lending Office) and any Fronting Bank being referred to in this Section 8.03 as a "Credit Party") with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party or shall impose on any Credit Party or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note, the Letters of Credit or its participation therein or its obligation to make Euro-Dollar Loans or to issue Letters of Credit or to participate therein and the result of any of the foregoing is to increase the cost to such Credit Party of making or maintaining any Euro-Dollar Loan or issuing any Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Credit Party under this Agreement or under its Note with respect thereto, by an amount deemed by such Credit Party to be material, then, within 15 days after demand by such Credit Party (with a copy to the Agent), AES shall pay to such Credit Party such





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additional amount or amounts as will compensate such Credit Party for such increased cost or reduction.

             (b) If any Credit Party shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Credit Party (or its Parent) as a consequence of such Credit Party's obligations hereunder to a level below that which such Credit Party (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Credit Party to be material, then from time to time, within 15 days after demand by such Credit Party (with a copy to the Agent), AES shall pay to such Bank such additional amount or amounts as will compensate such Credit Party (or its Parent) for such reduction.

             (c) Each Credit Party will promptly notify AES and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Credit Party to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Credit Party, be otherwise disadvantageous to such Credit Party. A certificate of any Credit Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Credit Party may use any reasonable averaging and attribution methods.

             SECTION 8.04. Taxes. (a) Any and all payments by either Borrower to or for the account of any Bank, any Fronting Bank or the Agent hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, each Fronting Bank and the Agent, taxes imposed on its income (including branch profit taxes), franchise and similar taxes and other taxes imposed on it





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
that, in any such case, would not have been imposed but for a material connection between such Bank, such Fronting Bank or the Agent (as the case may be) and the jurisdiction imposing such taxes (other than a material connection arising by reason of this Agreement or any other Financing Document or the receipt of payments made hereunder or thereunder) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Bank, any Fronting Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank, such Fronting Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

             (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as "Other Taxes").

             (c) Each Borrower agrees to indemnify each Bank, each Fronting Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank, such Fronting Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank, such Fronting Bank or the Agent (as the case may be) makes demand therefor.

             (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by AES (but only so long as such Bank remains lawfully able to do so), shall provide AES with two duly completed and accurate copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.04(a).

             (e) For any period with respect to which a Bank has failed to provide AES with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

             (f) If either Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

             (g) Each Bank, each Fronting Bank and the Agent agrees that it will promptly (within 30 days) after receiving notice thereof from any taxing authority, notify AES of the assertion of any liability by such taxing authority with respect to Taxes or Other Taxes; provided, that the failure to give such notice shall not relieve AES of its obligations under this Section
8.04 except to the extent that AES has been prejudiced by such failure and except that AES shall not be liable for penalties, interest or expenses accruing after such 30 day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest, penalties and expenses accruing after such receipt.

             (h) If any Bank, a Fronting Bank or the Agent shall receive a credit or refund from a taxing authority (as a result of any error in the imposition of Tax or Other Tax by such taxing authority) with respect to and actually resulting from an amount of such Taxes or Other Taxes paid by a Borrower pursuant to subsection (a) or (c) above, such Bank, such Fronting Bank or the Agent shall promptly pay to AES the amount so received (without interest thereon, whether or not received).

             SECTION 8.05. Domestic Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans to any Borrower and such Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies AES that the circumstances giving rise to such suspension or demand for compensation no longer exist:

             (a) all Loans to such Borrower which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Domestic Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

             (b) after each of its Euro-Dollar Loans to such Borrower has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Domestic Loans to such Borrower instead.


                                   ARTICLE IX

                                    GUARANTY

             SECTION 9.01. The Guaranty. Subject, in the case of AES Finance, to the provisions of Section 9.07, each Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by the applicable Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by such Borrower under this Agreement.





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
Upon failure by a Borrower to pay punctually any such amount, the applicable Guarantor shall, subject, in the case of AES Finance, to the provisions of
Section 9.07, forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. Without limiting the generality of the foregoing, each Guarantor's liability hereunder shall extend to all amounts which constitute part of the obligations guaranteed by it hereunder and would be owed by a Borrower hereunder but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

             SECTION 9.02. Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

             (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Financing Document, by operation of law or otherwise;

             (ii) any modification or amendment of or supplement to any Financing Document;

             (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Obligor under any Financing Document;

             (iv) any change in the corporate existence, structure or ownership of any Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Financing Document;

             (v) the existence of any claim, set-off or other rights which such Guarantor may have at any time against any other Obligor, the Agent, any Fronting Bank, any Bank or any other Person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

             (vi) any invalidity or unenforceability relating to or against any other Obligor for any reason of any Financing Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on any Note or any other amount payable by it under any Financing Document; or

             (vii) any other act or omission to act or delay of any kind by any Obligor, the Agent, any Fronting Bank, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to AES's obligations hereunder.

             SECTION 9.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each Guarantor's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated, the principal of and interest on the Notes and all other amounts payable by any Obligor under any Financing Document shall have been paid in full and all Letters of Credit shall have expired or been terminated. If at any time any payment of principal of or interest on any Note or any other amount payable by either Borrower under any Financing Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the applicable Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

             SECTION 9.04. Waiver by AES. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the applicable Borrower or any other Person.

             SECTION 9.05. Subrogation. Upon making any payment with respect to a Borrower under this Article IX, the applicable Guarantor shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that neither Guarantor shall enforce any payment by way of subrogation until all amounts of principal of and interest on the Notes and all other amounts payable by either Borrower under any Financing Document shall have been paid in full.

             SECTION 9.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by a Borrower under any Financing Document is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be





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
payable by the applicable Guarantor hereunder forthwith on demand by the Agent made at the request of the requisite proportion of the Banks specified in
Article VI of this Agreement.

             SECTION 9.07. Limitation of Liability. The obligations of AES Finance under this Article IX shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Article IX subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.


                                   ARTICLE X

                                 MISCELLANEOUS

             SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of AES, either Fronting Bank or the Agent, at its address or telex or facsimile transmission number set forth on the signature pages hereof, (x) in the case of AES Finance, in care of AES at the address or telex or facsimile transmission number of AES set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex or facsimile transmission number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Agent, the Fronting Banks and AES. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section; provided that notices to the Agent or a Fronting Bank under Article II or Article VIII shall not be effective until received.

             SECTION 10.02. No Waivers. No failure or delay by the Agent, either Fronting Bank or any Bank in exercising any right, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any





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
other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             SECTION 10.03. Expenses; Indemnification. (a) AES shall pay (i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement and the other Financing Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent, each Fronting Bank and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

             (b) AES agrees to indemnify the Agent, each Fronting Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder or the issuance or deemed issuance of any Letter of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

             SECTION 10.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount due with respect to the Total Outstandings of such Bank which is greater than the proportion received by any other Bank in respect of the aggregate amount due with respect to the Total Outstandings of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Total Outstandings of the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Total Outstandings of the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness in respect of the Total Outstandings of any Bank. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or in any Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

             SECTION 10.05. Amendments and Waivers. Any provision of this Agreement or any other Financing Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Borrower, each Fronting Bank and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder,
(iii) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the Total Exposures, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or any other Financing Document, or (v) release either Subsidiary Guarantor from its obligations under Section 2 of the Subsidiary Guaranty or AES from its obligations under Article IX hereof.

             SECTION 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

             (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment (and a corresponding interest in its Loan Commitment) or any or all of its Loans or participating interests in Letter of Credit Liabilities. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrowers, the Fronting Banks and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Fronting Bank and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii), (iii) or (v) of Section 10.05 without the consent of the Participant.
The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

             (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the other Financing Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of AES (which shall not be unreasonably withheld), the Fronting Banks and the Agent; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to AES and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

             (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and the other Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

             (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or
8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with AES's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

             SECTION 10.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U or Regulation G) as collateral in the extension or maintenance of the credit provided for in this Agreement.

             SECTION 10.08. Governing Law; Submission to Jurisdiction. This Agreement and the other Financing Documents shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the other Financing Documents or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

             SECTION 10.09. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto, other than AES Finance (or, in the case of any such party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof by such party).

             SECTION 10.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE FRONTING BANKS, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

             SECTION 10.11. Fronting Bank Obligations. Barclays Bank PLC ("Barclays") and Union Bank of California ("Union") are Fronting Banks only with respect to the Letters of Credit that were Existing Letters of Credit issued by them under the Existing Credit Agreement and they have no Commitments hereunder to make Loans or to purchase participations in Letters of Credit or any obligation to issue any additional Letters of Credit. If following good faith discussions, the terms on which either Barclays or Union, as the case may be, are to become a "Bank" hereunder are not agreed within 30 days following the Effective Date, AES and Morgan Guaranty Trust Company of New York, as Fronting Bank ("Morgan"), agree to use their best efforts to replace the Letters of Credit issued by Barclays or Union, as the case may be, with new Letters of Credit issued by Morgan as soon as is reasonably practicable.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                      THE AES CORPORATION


                                      By
                                         -------------------------------
                                         Title:  Vice President, Chief
                                               Financial Officer and
                                               Secretary and Treasurer
                                      1001 North 19th Street
                                      Arlington, VA  22209
                                      Telecopy no.:  (703) 528-4510


                                      MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK


                                      By
                                         --------------------------------
                                         Title: Vice President

                                      BARCLAYS BANK PLC, as Fronting
                                        Bank


                                      By
                                         --------------------------------
                                         Title: Director
                                      222 Broadway
                                      New York, New York  10038

                                      Attention: Letter of Credit
                                                  Department



                                      MORGAN GUARANTY TRUST COMPANY OF
                                        NEW YORK, as Fronting Bank


                                      By
                                         --------------------------------
                                         Title:
                                      60 Wall Street
                                      New York, New York  10260-0060
                                      Attention:  James Finch
                                      Telex number: 177615



                                      UNION BANK OF CALIFORNIA, N.A.,
                                        as Fronting Bank


                                      By
                                         --------------------------------
                                         Title:
                                      445 South Figueroa Street
                                      Los Angeles, California  90071

                                      Attention:



                                      MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK, as Agent


                                      By
                                         --------------------------------
                                         Title: Vice President
                                      60 Wall Street
                                      New York, New York  10260-0060
                                      Attention:  James Finch
                                      Telex number: 177615

                                                                        APPENDIX


                                  COMMITMENTS


                      Name of Bank                             Commitment
                      ------------                             ----------
 Morgan Guaranty Trust Company of New York . . . . . .        $425,000,000

                                PRICING SCHEDULE



             The "Euro-Dollar Margin", "Commitment Fee Rate" and "Letter of Credit Commission Rate" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

==================================================================================================
                              Level         Level         Level          Level          Level
           Status               I            II           III             IV              V
==================================================================================================
 Euro-Dollar
 Margin                       1.00%         1.50%         1.75%          2.00%          2.50%
- --------------------------------------------------------------------------------------------------
 Commitment Fee Rate          0.25%         0.375%        0.375%         0.50%          0.50%
- --------------------------------------------------------------------------------------------------
 Letter of Credit
 Commission Rate              1.00%         1.50%         1.75%          2.00%          2.50%
==================================================================================================

             For purposes of this Schedule, the following terms have the following meanings:

             "Level I Status" exists at any date if, at such date, AES's long-term debt is rated BBB- or higher by S&P and Baa3 or higher by Moody's.

             "Level II Status" exists at any date if, at such date, (i) AES's long-term debt is rated BB+ or higher by S&P and Ba1 or higher by Moody's and
(ii) Level I Status does not exist.

             "Level III Status" exists at any date if, at such date, (i) AES's long-term debt is rated BB or higher by S&P and Ba2 or higher by Moody's and
(ii) neither Level I Status nor Level II Status exists.

             "Level IV Status" exists at any date if, at such date, (i) AES's long-term debt is rated BB- or higher by S&P and Ba3 or higher by Moody's and
(ii) none of Level I Status, Level II Status and Level III Status exists.

             "Level V Status" exists at any date if, at such date, no other Status exists.

             "Moody's" means Moody's Investors Service, Inc.

             "S&P" means Standard & Poor's Rating Group.

             "Status" refers to the determination which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of AES (including, if no senior unsecured long-term debt securities of AES are outstanding, any such ratings that Moody's or S&P has explicitly stated may be implied from the ratings it has assigned to AES's outstanding subordinated unsecured long-term debt securities) without third-party credit enhancement, and any rating assigned to any other debt security of AES shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

                                                                      Schedule I



                                 EXISTING DEBT





                                   [TO COME]

                                                                     Schedule II



                                 EXISTING LIENS





                                   [TO COME]

                                                                    Schedule III



                      EXISTING AGREEMENTS WITH AFFILIATES





                                   [TO COME]

                                                                     Schedule IV



                           EXISTING LETTERS OF CREDIT





                                   [TO COME]

                                                                      Schedule V



                        NON-CONFORMING LETTER OF CREDIT



Letter of Credit Number 836978 issued by Barclays Bank PLC, dated June 23, 1994, in favor of Amwest Surety Insurance Company

                                                                       EXHIBIT A




                                      NOTE




                                                              New York, New York
                                                                         , 19




             For value received, [The AES Corporation] [Name of AES Finance], a Delaware corporation (the "Borrower"), promises to pay to the order of (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

             All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

             This note is one of the Notes referred to in the Credit Agreement dated as of May 20, 1996 among The AES

Corporation, the banks listed on the signature pages thereof, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks, and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the guarantee hereof in certain circumstances, the prepayment hereof and the acceleration of the maturity hereof.



                                      [BORROWER]


                                      By
                                        -------------------------

                        LOANS AND PAYMENTS OF PRINCIPAL

- ------------------------------------------------------------------
                              Amount of
              Amount of   Type of  Principal    Maturity  Notation
   Date         Loan      Loan      Repaid       Date     Made By
- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------

- ------------------------------------------------------------------


                                                                       EXHIBIT B

                              SUBSIDIARY GUARANTY


             GUARANTY, dated as of May 20, 1996, made by AES HAWAII MANAGEMENT CO., INC. ("AES Hawaii") and AES OKLAHOMA MANAGEMENT CO., INC. ("AES Oklahoma"), corporations organized and existing under the laws of Delaware (each individually a "Guarantor" and, collectively, the "Guarantors"), in favor of the banks (the "Banks") party to the Credit Agreement (as defined below) and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as agent (the "Agent") for the Banks.


                            PRELIMINARY STATEMENTS:


             (1) The Banks, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks, and the Agent have entered into a Credit Agreement, dated as of even date herewith (the "Credit Agreement") with The AES Corporation, a corporation organized and existing under the laws of Delaware ("AES"), which owns 100% of the outstanding shares of stock of each Guarantor.

             (2) Each Guarantor and its respective wholly-owned subsidiary, AES Barbers Point, Inc. ("AES Barbers Point") and AES Shady Point, Inc. ("AES Shady Point"), may receive a portion of the proceeds of the Loans made, and the benefit of Letters of Credit issued, under the Credit Agreement and otherwise derive substantial direct and indirect benefit from the Credit Agreement.

             (3) It is a condition under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

             NOW, THEREFORE, in consideration of the premises and in order to satisfy the condition on which the Banks and the Agent were willing to enter into the Amendment, the Guarantors hereby jointly and severally agree as follows:

             SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

             SECTION 2. Guaranty. Subject to Section 10, each Guarantor, jointly and severally, hereby unconditionally guarantees, as primary obligor and not merely as surety, the full and punctual payment as and when the same shall become due and payable (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by any Borrower pursuant to the Credit Agreement, the full and punctual payment of each Reimbursement Obligation under the Credit Agreement and the full and punctual payment of all other amounts payable by any Borrower under the Credit Agreement. Upon failure by any Borrower to pay punctually any such amount, the Guarantors shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Credit Agreement. The obligations of the Borrowers guaranteed by the Guarantors are referred to herein as the "Guaranteed Obligations". Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts which constitute part of the Guaranteed Obligations and would be owed by any Borrower under the Credit Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

             SECTION 3. Guaranty Absolute. Each Guarantor, jointly and severally, guarantees that, subject to Section 10 hereof, the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Banks and the Agent with respect thereto. The obligations of the Guarantors under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall, subject to Section 10 hereof, be absolute and unconditional and, without limiting the generality of the foregoing, irrespective of:

             (i) any lack of validity or enforceability of the Credit Agreement or any other agreement or instrument relating thereto, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of any of the Guaranteed Obligations or any other amount payable by any Borrower under the Credit Agreement;

             (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, waiver, extension, renewal, settlement, compromise or release in respect of or any consent to departure from the Credit Agreement including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to AES or any of its Subsidiaries or otherwise;

             (iii) any taking, exchange, release, impairment, invalidity or nonperfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

             (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of AES or any of its Subsidiaries;

             (v) any change, restructuring or termination of the corporate structure or existence of AES or any of its Subsidiaries;

             (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any of the Guaranteed Obligations or any other obligation of any Borrower contained in the Credit Agreement (other than as a result of the payment or performance in full thereof);

             (vii) the existence of any claim, set-off or other rights which the Guarantors may have at any time against any Borrower, the Agent, any Bank or any other corporation or person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

             (viii) any other circumstances which might, but for this Section otherwise constitute a defense available to, or a discharge of, any Borrower or Guarantor.

This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had been due but not been made at such time.

             SECTION 4. Cash Collateral Account. (a) Each Guarantor further agrees that if any Borrower shall fail to deposit in the Cash Collateral Account any amount required to be deposited therein pursuant to the Credit Agreement, the Guarantors shall deposit such amount in a subaccount of the Cash Collateral Account as collateral security for each Guarantor's potential obligations hereunder. If the Guarantors fail to furnish such funds, the Agent shall be authorized to debit any accounts the Guarantors maintain with the Agent in such amount. Cash deposited in such subaccount of the Cash Collateral Account pursuant to this Section shall be returned to the Guarantors depositing the same to the extent that funds deposited by any Borrower in the Cash Collateral Account would have been required to be returned to such Borrower under the Credit Agreement.

             (b) Each Guarantor hereby pledges and grants to the Agent, for the benefit of the Banks and the Agent, a continuing lien on and security interest in all right, title and interest of such Guarantor with respect to any funds held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of the Guaranteed Obligations.

             (c) The Agent may, at any time or from time to time after funds are deposited in the Cash Collateral Account, apply funds then held in the Cash Collateral Account to the payment of any of the Guaranteed Obligations, in such order as the Agent may elect, as shall have become or shall become due and payable by any Borrower to the Banks or the Agent under the Credit Agreement.

             (d) Neither the Guarantors nor any person or entity claiming on behalf of or through the Guarantors shall have any right to withdraw any of the funds held in the Cash Collateral Account.

             (e) Each Guarantor agrees that it will not (i) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Cash Collateral Account or any funds held therein, except as contemplated by the terms hereof.

             SECTION 5. Representations and Warranties of the Guarantors. Each Guarantor respectively represents and warrants as follows:

             (a) Such Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             (b) The execution, delivery and performance by such Guarantor of this Guaranty are within such Guarantor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation applicable to such Guarantor or the certificate of incorporation or by-laws of such Guarantor or any judgment, injunction, order, decree, material agreement or other material instrument binding upon such Guarantor or result in the creation or imposition of any Lien on any asset of AES or any of its Subsidiaries, except as contemplated by the terms hereof.

             (c) This Guaranty constitutes a valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity limiting the availability of equitable remedies.

             SECTION 6. Covenants. So long as any Note or Letter of Credit shall remain outstanding or Loan or Reimbursement Obligation shall remain unpaid or any Commitment shall remain outstanding under the Credit Agreement, no Guarantor will, without the written consent of the Required Banks, if, and for so long as, an Actionable Default shall have occurred and be continuing under the Credit Agreement, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Guarantor (other than stock splits and dividends payable solely in equity securities of the Guarantor), or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Guarantor or any warrants, rights or options to acquire any such shares, now or hereafter outstanding or (ii) make any Investment in or otherwise advance any funds to the Borrower, or, except as may be required by the Shady Point Financing Documents (as defined in Schedule I hereto), any Subsidiary of the Borrower. "Actionable Default" means an Event of Default described in clauses (a), (e), (f), (g) and (h) of Section 6.01 of the Credit Agreement.

             SECTION 7. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance presentment, protest and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives any requirement that the Agent or any Bank protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against any Borrower or any other person or entity or any collateral.

             SECTION 8. Subrogation. Upon making any payment with respect to a Borrower under this Guaranty, the Guarantor making such payment shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that neither Guarantor shall enforce any payment by way of subrogation until all amounts of principal of and interest on the Notes and all other amounts payable by either Borrower under any Financing Document shall have been paid in full.

             SECTION 9. Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Agent made at the request of the requisite proportion of the Banks specified in
Article VI of the Credit Agreement.

             SECTION 10. Limit of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law (including, without limitation, the provisions of the Uniform Fraudulent Transfer Act and the Uniform Fraudulent Conveyance Act, to the extent incorporated in applicable state law).

             SECTION 11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by either Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and each Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that neither Guarantor shall be released from its obligations under Section 2 hereof without the consent of all of the Banks.

             SECTION 12. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to a Guarantor, to it in care of The AES Corporation at its address at 1001 North 19th Street, Arlington, Virginia 22209, Attention: Vice President, Chief Financial Officer and Secretary, and if to the Agent, at its address specified in the Credit Agreement, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective in the manner and at the time set forth in Section 10.01 of the Credit Agreement.

             SECTION 13. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             SECTION 14. Continuing Guaranty; Assignment under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) subject, in the case of AES Oklahoma, to the provisions of Section 15, remain in full force and effect until the later of (x) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (y) the termination of all Commitments under the Credit Agreement and (z) the surrender to the Fronting Bank or the expiration of all Letters of Credit issued under the Credit Agreement, (ii) be binding upon the Guarantors and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Banks, the Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Agent and any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement and the Notes to any other person or entity (to the extent therein provided), and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such assigning party herein or otherwise, subject, however, to the provisions of Article VII (concerning the Agent) and Section 10.06 of the Credit Agreement.

             SECTION 15. Termination of Obligations of AES Oklahoma Upon Attainment of Level I Status. If, at any time, Level I Status exists and no Debt or Letters of Credit are outstanding under the AES Light Non-Recourse Facility and all commitments to extend credit thereunder shall have terminated, the obligations of AES Oklahoma hereunder shall be immediately and irrevocably terminated.

             SECTION 16. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

             IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                      AES HAWAII MANAGEMENT COMPANY, INC.



                                      By:
                                          --------------------------
                                         Title: Vice President





                                      AES OKLAHOMA MANAGEMENT CO., INC.



                                      By:
                                         ---------------------------
                                         Title: Vice President

                                   SCHEDULE 1
                                  TO GUARANTY



             (1) The Application for Letter of Credit and Reimbursement Agreement, dated as of June 23, 1987, among AES Shady Point, certain banks named therein and Security Pacific National Bank, as issuing bank and as agent for such banks, (2) the Subordinated Debt Agreement, dated as of June 23, 1987, among AES Shady Point, the subordinated lenders named therein and Nichimen America, Inc. as agent for such lenders, (3) the Subordinated Debt Agreement, dated as of December 6, 1991, between AES Shady Point and The AES Corporation as subordinated lender (it being understood that this debt may be refinanced by Additional Subordinated Debt (as defined therein) and secured on a pari passu basis with the Nichimen subordinated debt referred to above), and (4) the other "Project Documents" referred to therein, as each of the above may be amended from time to time, and any successor credit facility providing for the refinancing of the Debt under such documents (collectively, the "Shady Point Financing Documents").

                                                                       EXHIBIT C



                            CLOSING DATE OPINION OF
                           THE GENERAL COUNSEL OF AES





To the Banks, the Fronting Banks and
  the Agent Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

             I am the General Counsel of The AES Corporation ("AES") and have acted as counsel for AES and each of the Subsidiary Guarantors (as defined in the Credit Agreement referred to below) in connection with the Credit Agreement (the "Credit Agreement") dated as of May 20, 1996 among AES, the banks listed on the signature pages thereof, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks (the "Fronting Banks"), and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of the Obligors pursuant to Section 3.01(c) of the Credit Agreement. AES and the Subsidiary Guarantors are sometimes hereinafter referred to as the "Obligors" and each as an "Obligor".

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             I am a member of the bar of the State of New York and I do not purport to be expert on or to express any opinion herein concerning any matter governed by any laws other than the State of New York, the general corporation laws of the State of Delaware and the federal laws of the United States of America.

             Upon the basis of the foregoing, I am of the opinion that:

             1. Each of the Obligors is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and, to the best of my knowledge after due inquiry, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             2. The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party are within such Obligor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of the certificate of incorporation or by-laws of such Obligor or, to the best of my knowledge after due inquiry, of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon AES or any Material AES Entity or result in the creation or imposition of any Lien on any asset of AES or any of its Subsidiaries, except for Liens on amounts deposited in the cash collateral accounts contemplated by the Financing Documents and except as set forth in the proviso to Section 4.02 of the Credit Agreement.

             3. The Credit Agreement constitutes a valid and binding agreement of AES and each Note of AES constitutes a valid and binding obligation of AES, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             4. The Subsidiary Guaranty constitutes a valid and binding agreement of each of the Subsidiary Guarantors, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             5. Except as disclosed in AES's March 1996 Form 10-Q, there is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, AES or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of AES and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement, the Note or the Subsidiary Guaranty.

             6. Each of the Material AES Entities is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             7. None of the Obligors is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             8. Neither AES nor any of its Subsidiaries is subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under Section 2(a) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA") except that AES and Applied Energy Services Electric Limited are exempt holding companies under Section 3(a)(5) of PUHCA by order of the Securities and Exchange Commission.


                                         Very truly yours,

                                                                       EXHIBIT D




                                  OPINION OF
                    DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                FOR THE AGENT



                                               May 20, 1996



To the Banks, the Fronting Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

             We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of May 20, 1996 among The AES Corporation, a Delaware corporation ("AES"), the banks listed on the signature pages thereof (the "Banks"), Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks (the "Fronting Banks"), and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined. The Credit Agreement, the Note and the Subsidiary Guaranty are referred to herein collectively as the "Documents".
AES and the Subsidiary Guarantors are referred to herein collectively as the "Obligors".

             We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, we are of the opinion that:

             The Credit Agreement constitutes a valid and binding agreement of AES, the Note constitutes a valid and binding obligation of AES, and the Subsidiary Guaranty constitutes a valid and binding agreement of each Subsidiary Guarantor, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability. The foregoing opinion is subject to the effect, if any, of Section 548 of the United States Bankruptcy Code or any comparable provision of State law.

             For purposes of the foregoing opinions, we have assumed with your permission and without independent investigation, that (i) each of the Obligors is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the execution, delivery and performance by each Obligor of each Document to which it is a party are within its corporate powers and have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding on such Obligor or any of its Subsidiaries or Affiliates and (iii) the Documents have been duly executed and delivered by each Obligor party thereto.

             We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

             This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.


                                        Very truly yours,

                                                                       EXHIBIT E



                       AES FINANCE ADDITION DATE OPINION
                         OF THE GENERAL COUNSEL OF AES





To the Banks, the Fronting Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

             I am the General Counsel of The AES Corporation ("AES") and have acted as counsel for [Name of AES Finance] ("AES Finance") in connection with the Credit Agreement (the "Credit Agreement") dated as of May 20, 1996 among AES, the banks listed on the signature pages thereof, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks, and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of AES Finance pursuant to Section 3.02(c) of the Credit Agreement.

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             I am a member of the bar of the State of New York and I do not purport to be expert on or to express any opinion herein concerning any matter governed by any laws other than the State of New York, the general corporation laws of the State of Delaware and the federal laws of the United States of America.

             Upon the basis of the foregoing, I am of the opinion that:

             1. The execution, delivery and performance by AES Finance of the Financing Documents to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, to the best of my knowledge after due inquiry, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon AES or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of AES or any of its Subsidiaries, except for Liens on amounts deposited in the cash collateral accounts contemplated by the Financing Documents and except as set forth in the proviso to Section 4.02 of the Credit Agreement.

             2. The Credit Agreement constitutes a valid and binding agreement of AES Finance and each Note of AES Finance constitutes a valid and binding obligation of AES Finance, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             3. AES Finance is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             4. AES Finance is not subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under Section 2(a) of the Public Utility Holding Company Act of 1935, as amended.


                                        Very truly yours,

                                                                       EXHIBIT F



                       AES FINANCE ADDITION DATE OPINION
                          OF THE LOCAL COUNSEL OF AES





To the Banks, the Fronting Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

             We have acted as counsel to [Name of AES Finance] ("AES Finance") in [jurisdiction of organization of AES Finance] in connection with the Credit Agreement (the "Credit Agreement") dated as of May 20, 1996 among The AES Corporation ("AES"), the banks listed on the signature pages thereof, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank, as Fronting Banks, and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of AES Finance pursuant to Section 3.02(d) of the Credit Agreement.

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             I am a member of the bar of [jurisdiction of organization of AES Finance] and I do not purport to be expert on or to express any opinion herein concerning any matter governed by any laws other than [jurisdiction of organization of AES Finance].

             Upon the basis of the foregoing, I am of the opinion that:

             1. AES Finance is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

             2. The execution, delivery and performance by AES Finance of the Financing Documents to which it is a party are within AES Finance's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of the certificate of incorporation or by-laws of AES Finance or, to the best of my knowledge after due inquiry, of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon AES or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of AES or any of its Subsidiaries, except for Liens on amounts deposited in the cash collateral accounts contemplated by the Financing Documents and except as set forth in the proviso to Section 4.02 of the Credit Agreement.

             3. The choice of New York law to govern the Credit Agreement and the Notes of AES Finance is a valid and effective choice of law under the laws of [jurisdiction of incorporation of AES Finance] and adherence to existing judicial precedents would require a court sitting in [jurisdiction of AES Finance] to abide by such choice of law.

             4. There is no income, stamp or other tax of [jurisdiction of incorporation of AES Finance and, if different, of AES Finance's principal place of business] or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by AES Finance pursuant to the Credit Agreement or any other Financing Document, or is imposed by virtue of the execution, delivery or enforcement of the Credit Agreement or any other Financing Document.


                                         Very truly yours,

                                                                       EXHIBIT G



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




             AGREEMENT dated as of _________, 19__ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), THE AES CORPORATION ("AES"), BARCLAYS BANK PLC and UNION BANK OF CALIFORNIA, N.A., as Fronting Banks (each a "Fronting Bank"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").


                              W I T N E S S E T H


             WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of May 20, 1996 among AES, the Assignor and the other Banks party thereto, as Banks, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank as Fronting Banks, and the Agent (the "Credit Agreement");

             WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers and participate in Letters of Credit issued for the account of the Borrowers in an aggregate principal amount at any time outstanding not to exceed $__________;

             WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof and participations purchased by the Assignor in Letter of Credit Liabilities in the aggregate principal amount of $__________ are outstanding at the date hereof; and

             WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans and participating interests in outstanding Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

             NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

             SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

             SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof and the corresponding portion of participating interests purchased by the Assignor in Letter of Credit Liabilities outstanding on the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, AES, each Fronting Bank and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

             SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that commitment fees and/or letter of credit commissions accrued to the date hereof are for the account of the Assignor and such fees and commissions accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby





- ----------------------------------

         *Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

             SECTION 4. Consent of AES, the Fronting Banks and the Agent. This Agreement is conditioned upon the consent of AES, the Fronting Banks and the Agent pursuant to Section 10.06(c) of the Credit Agreement. The execution of this Agreement by AES, the Fronting Banks and the Agent is evidence of this consent. Pursuant to Section 10.06(c) AES agrees, and agrees to cause each other Borrower, if any, to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

             SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Obligor, or the validity and enforceability of the obligations of any Obligor in respect of the Credit Agreement or any other Financing Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, any other Bank, the Agent or any Fronting Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Obligors.

             SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.



                                               [ASSIGNOR]


                                               By
                                                 --------------------------
                                                 Title:



                                               [ASSIGNEE]


                                               By
                                                 --------------------------
                                                 Title:



                                               THE AES CORPORATION


                                               By
                                                 --------------------------
                                                 Title:


                                               MORGAN GUARANTY TRUST COMPANY
                                                 OF NEW YORK, as Agent


                                               By
                                                 --------------------------
                                                 Title:


                                               BARCLAYS BANK PLC, as Fronting
                                                 Bank


                                               By
                                                 --------------------------
                                                 Title:


                                               MORGAN GUARANTY TRUST COMPANY
                                                 OF NEW YORK, as Fronting
                                                 Bank


                                               By
                                                 --------------------------
                                                 Title:

                                               UNION BANK OF CALIFORNIA,
                                                 N.A., as Fronting Bank


                                               By
                                                 --------------------------
                                                 Title:

                                                                       EXHIBIT H


                              EXTENSION AGREEMENT


The AES Corporation
1001 North 19th Street
Arlington, VA  22209

Morgan Guaranty Trust Company
  of New York, as Agent
  under the Credit Agreement
  referred to below
60 Wall Street
New York, New York  10260

Gentlemen:

             The undersigned hereby agree to extend, effective [Extension Date], the Termination Date under the Credit Agreement dated as of May 20, 1996 among The AES Corporation, the Banks listed therein, Barclays Bank PLC, Morgan Guaranty Trust Company of New York and Union Bank of Cliafornia, N.A., as Fronting Banks, and Morgan Guaranty Trust Company of New York, as Agent (the "Credit Agreement"), for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein as therein defined.

             This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.


                                          MORGAN GUARANTY TRUST COMPANY
                                            OF NEW YORK


                                          By
                                             ---------------------------
                                             Title:





                                          [NAME OF BANK]

                                          By
                                             ---------------------------
                                             Title:

Agreed and accepted:

THE AES CORPORATION


By
  -----------------------
  Title:


MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK, as Agent


By
  -----------------------
  Title:






                                       2